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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PANHANDLE EASTERN PIPE LINE COMPANY, LLC
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	4924 (Primary Standard Industrial Classification Code Number)	44-0382470 (I.R.S. Employer Identification Number)
5444 Westheimer Road P.O. Box 4967 Houston, Texas 77210-4967 (713) 989-7700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

André C. Bouchard,
Vice President—Administration, General Counsel and Assistant Secretary
Panhandle Eastern Pipe Line Company, LLC
5444 Westheimer Road
P.O. Box 4967
Houston, Texas 77210-4967
(713) 989-7700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

WITH COPIES TO:

Stephen A. Bouchard, Esq.
Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W., Suite 600
Washington, D.C. 20006
(202) 939-7900

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

4.80% senior notes due 2008, series B	$300,000,000	100%	$300,000,000	$24,270

6.05% senior notes due 2013, series B	$250,000,000	100%	$250,000,000	$20,225

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

PANHANDLE EASTERN PIPE LINE COMPANY, LLC

Offer to Exchange Up to $300,000,000 Aggregate Principal Amount of Our
4.80% Senior Notes Due 2008, Series B
for Any and All of the $300,000,000 Aggregate Principal Amount of Our Outstanding
4.80% Senior Notes Due 2008, Series A

and

Offer to Exchange Up to $250,000,000 Aggregate Principal Amount of Our
6.05% Senior Notes Due 2013, Series B
for Any and All of the $250,000,000 Aggregate Principal Amount of Our Outstanding
6.05% Senior Notes Due 2013, Series A

The exchange offer will expire at 5:00 p.m.,
Eastern Time, on                        , 2004, unless extended.

MATERIAL TERMS OF THE EXCHANGE OFFER

  •
  We are offering to exchange (the "exchange offer") up to $300,000,000 aggregate principal amount of our 4.80% senior notes due 2008, series B (the "4.80% exchange notes"), for $300,000,000 aggregate principal amount of our outstanding 4.80% senior notes due 2008, series A (the "4.80% original notes"), and up to $250,000,000 aggregate principal amount of our 6.05% senior notes due 2013, series B (the "6.05% exchange notes" and, together with the 4.80% exchange notes, the "exchange notes"), for $250,000,000 aggregate principal amount of our outstanding 6.05% senior notes due 2013, series A (the "6.05% original notes" and, together with the 4.80% original notes, the "original notes"). We sometimes refer to the exchange notes and the original notes collectively as the notes.

  •
  The terms of the exchange notes are substantially identical to the terms of the respective series of original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended (the "Securities Act"), and the registration rights and related additional interest payment provisions and the transfer restrictions applicable to the original notes are not applicable to the exchange notes.

  •
  Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The exchange of original notes for exchange notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

  •
  We will not receive any proceeds from the exchange offer.

        SEE "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        ,

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNING TO FIXED CHARGES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
SOUTHERN UNION ACQUISITION AND RESTRUCTURING OF PANHANDLE
MANAGEMENT
RELATED TRANSACTIONS
SOUTHERN UNION COMPANY
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

        You should rely only on the information about us and our operations contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. The information contained in or incorporated by reference into this prospectus updates and supplements and, to the extent inconsistent therewith, supercedes, the information contained in any earlier filed document.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed to furnish each "participating broker-dealer" (as defined below) who has delivered to us proper notice, without charge, as many copies of this prospectus as such participating broker-dealer may reasonably request. See "Plan of Distribution."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some statements contained in or incorporated by reference into this prospectus, including the discussion of our plans and proposals under "Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Condensed Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements constitute forward-looking statements that are based on our current expectations, estimates and projections about the industry in which we operate and our beliefs and assumptions. These forward-looking statements are not historical facts, but rather reflect our current expectations concerning future results and events. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

        These statements are not guarantees of future performance and involve various risks, uncertainties and assumptions, which are difficult to predict and many of which are outside our control. Therefore, actual results, performance and achievements may differ materially from what is expressed or forecasted in such forward-looking statements. Prospective investors may review our reports filed in the future with the Commission for more current descriptions of developments that could cause actual results to differ materially from such forward-looking statements. However, prospective investors should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of those documents.

        Factors that could cause actual results to differ materially from those expressed in our forward-looking statements include, but are not limited to, those described under "Risk Factors" and the following:

  •
  customer growth;

  •
  gas throughput volumes and available sources of natural gas;

  •
  discounting of transportation rates due to competition;

  •
  abnormal weather conditions in our service territories;

  •
  new legislation and government regulations affecting or involving Panhandle;

  •
  our ability to comply with or to challenge successfully existing or new environmental regulations;

  •
  the outcome of pending and future litigation;

  •
  the impact of relations with labor unions of bargaining-unit union employees;

  •
  the impact of future rate cases or regulatory rulings;

  •
  our ability to control costs successfully and achieve operating efficiencies, including the purchase and implementation of new technologies for achieving such efficiencies;

  •
  the nature and impact of any extraordinary transactions, such as any acquisition or divestiture of a business unit or any assets;

  •
  the economic climate and growth in our industry and service territories and competitive conditions of energy markets in general;

  •
  inflationary trends;

  •
  changes in gas or other energy market commodity prices and interest rates;

  •
  the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility;

  •
  exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers;

  •
  our or our parent's debt securities ratings;

  •
  factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints;

  •
  the possibility of war or terrorist attacks; and

  •
  other risks and unforeseen events.

        In light of these risks, uncertainties and assumptions, the results reflected in our forward-looking statements contained in or incorporated by reference into this prospectus might not occur. In addition, we could be affected by general industry and market conditions, and general economic conditions, including interest rate fluctuations, federal, state and local laws and regulations affecting the retail gas industry or the energy industry generally. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that are incorporated by reference.

        We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere herein or incorporated by reference into this prospectus. Unless otherwise expressly stated or the context otherwise requires, (1) all references in this prospectus to "Panhandle," "we," "our" and "us" and all similar references are to Panhandle Eastern Pipe Line Company, LLC and its consolidated subsidiaries or to our corporate predecessors prior to our limited liability company conversions, Panhandle Eastern Pipe Line Company and its consolidated subsidiaries, as the case may be, and (2) all references in this prospectus to "Southern Union" are to Southern Union Company and its consolidated subsidiaries.

Panhandle Eastern Pipe Line Company, LLC

        We operate a large natural gas pipeline network, consisting of over 10,000 miles of pipeline and a liquefied natural gas ("LNG") regasification plant. The pipeline network, consisting of the Panhandle transmission system, the Trunkline Gas Company transmission system and the Sea Robin transmission system, provides over approximately 500 customers in the Midwest and Southwest with a comprehensive array of transportation and storage services. Our pipeline network transports an estimated 6% of the natural gas consumed in the United States and an estimated 20% of the natural gas consumed in the Midwest. Our major customers include 25 utilities located primarily in the United States Midwest market area, which encompasses large portions of Illinois, Indiana, Michigan, Missouri, Ohio and Tennessee.

        Our Panhandle transmission system consists of a system of four large-diameter parallel pipelines, extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through Missouri, Illinois, Indiana and Ohio into Michigan. This system is comprised of approximately 6,500 miles of pipeline.

        Our Trunkline Gas Company transmission system consists of a system of two large-diameter parallel pipelines, extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. This system is comprised of approximately 3,500 miles of pipeline.

        Our Sea Robin transmission system consists of two offshore Louisiana natural gas supply systems. These systems are comprised of approximately 432 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

        We have a total of approximately 90 billion cubic feet of total storage available for use in connection with our gas transmission systems. We own and operate 47 compressor stations and have five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working storage capacity of approximately 72 billion cubic feet. We also have contracts with third parties that provide for approximately 18 billion cubic feet of storage.

        We own an LNG regasification plant and related LNG tanker port, unloading facilities and LNG storage facilities located at Lake Charles, Louisiana. Our LNG plant is one of the largest operating LNG facilities in North America, based on its current sustainable send out capacity of approximately 630 million cubic feet per day. We have plans to expand our send out capacity to approximately 1.2 billion cubic feet per day.

        In 2002, our consolidated operating revenue was $484 million. Of our operating revenue, 77% was generated from transportation services, 12% from LNG terminaling services, 8% from storage services and 3% from other services. For the years 1998 to 2002, our combined throughput was 1,141 TBtu, 1,139 TBtu, 1,374 TBtu, 1,335 TBtu and 1,259 TBtu, respectively. Beginning in March 2000, our combined throughput includes the Sea Robin pipeline throughput.

        For the nine month combined period ended September 30, 2003, our consolidated operating revenue was $373 million. Of our operating revenue, 75% was generated from transportation services, 12% from LNG terminaling services, 9% from storage services and 4% from other services. For the nine month combined period ended September 30, 2003, our combined throughput was 1,039 TBtu.

        Most of our operations, including our rates and other terms for the services that we provide, are primarily regulated by the Federal Energy Regulatory Commission, or FERC. For more information on regulations that are significant to us, please see "Business—Regulation."

        Originally organized as a Delaware corporation in 1929, we converted to a Delaware limited liability company on June 16, 2003. Our principal executive offices are located at 5444 Westheimer Road, P.O. Box 4967, Houston, Texas 77210-4967, and our telephone number is (713) 989-7300.

Southern Union Acquisition And Restructuring of Panhandle

        On June 11, 2003, Southern Union acquired us from CMS Energy Corporation ("CMS" or "CMS Energy") for approximately $582 million in cash and three million shares of Southern Union common stock (before adjustment for subsequent stock dividends) valued at approximately $49 million based on market prices at closing and in connection therewith incurred transaction costs estimated at approximately $30 million. In this prospectus, we sometimes refer to this transaction as the "Panhandle acquisition." Southern Union also incurred additional deferred state income tax liabilities estimated at $18 million as a result of the transaction. At the time of the Panhandle acquisition, we had approximately $1.159 billion of debt outstanding that we retained. Southern Union funded the cash portion of the Panhandle acquisition with approximately $437 million in cash proceeds it received for the January 1, 2003 sale of Southern Union Gas Company and related assets, which we refer to as Southern Union's Texas operations, approximately $121 million of the net proceeds it received from concurrent common stock and equity units offerings and with working capital available to Southern Union. Southern Union structured the Panhandle acquisition and the sale of its Texas operations in a manner intended to qualify as a like-kind exchange of property under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). We and five of our subsidiaries as well as the Southern Union subsidiary that became our direct parent upon consummation of the Panhandle acquisition converted from Delaware corporations to Delaware limited liability companies in June 2003.

        Under the terms of the Panhandle sale agreement, CMS was entitled to retain our ownership interests in and obligations associated with the Centennial and Guardian pipeline projects, as well as certain of our net deferred tax assets, all tax liabilities, and pension and other post-retirement assets and liabilities. In accordance with the agreement, we disposed of our interest in Centennial and Guardian and the Guardian related cash collateral was transferred to CMS. The note receivable from CMS Capital was eliminated in the sale as the purchase by Southern Union from CMS included the offsetting note payable of CMS Capital and thus the note was eliminated in pushdown accounting and subsequently extinguished. For further information, see note 5 (Related Party Transactions) of our condensed notes to consolidated financial statements (unaudited) included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (the "Panhandle 10-Q") which is incorporated by reference into this prospectus. On March 1, 2003, certain assets previously held by CMS with a net book value of $15 million were contributed to us by CMS and so were included in the Southern Union purchase.

        The Panhandle acquisition was accounted for using the purchase method of accounting in accordance with accounting principles generally accepted within the United States of America with our allocating the purchase price paid by Southern Union to our net assets as of the Panhandle acquisition date based on preliminary estimates. Accordingly, the post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. Assets acquired and liabilities assumed are recorded at their estimated fair value and are subject to further assessment and adjustment pending the results of outside appraisals of the assets and liabilities.

        The organizational chart presented below portrays our material direct and indirect wholly owned businesses and Southern Union's indirect ownership of us and our businesses.

        In August 2003, we consummated offers to purchase for cash any and all of our outstanding notes identified below, which we refer to in this prospectus as our "existing notes." Set forth below is a summary showing the principal amount of each series of existing notes so tendered and purchased (less premiums) as of August 14, 2003.

Existing Notes	Principal Amount Outstanding As Of June 30, 2003	Principal Amount Tendered and Purchased (less premiums)
6.125% senior notes due 3/15/04	$292,500,000	$144,420,000
7.875% senior notes due 8/15/04	$100,000,000	$47,545,000
6.500% senior notes due 7/15/09	$158,980,000	$98,357,000
8.250% senior notes due 4/1/10, series B	$60,000,000	$18,350,000
7.000% senior notes due 7/15/29	$135,890,000	$69,585,000

        In addition, we redeemed all of our outstanding debentures identified below, which we refer to in this prospectus as our "redeemed debentures," on the dates indicated below.

Redeemed Debentures	Principal Amount Outstanding As Of June 30, 2003	Redemption Date
7.950% debentures due 3/15/23	$76,500,000	August 12, 2003
7.200% debentures due 8/15/24	$58,000,000	August 15, 2003

        We reduced our cash interest expense by refinancing the indebtedness evidenced by any existing notes that we purchased and the redeemed debentures that we redeemed. We funded our purchase of the existing notes that were tendered to us and refinanced the interim financing that was used to redeem the redeemed debentures with a portion of the proceeds we received from the "original notes offering" (as defined below). See "Use of Proceeds." In this prospectus, we sometimes refer to our offer to purchase the existing notes as the "Panhandle tender offer" and we sometimes refer to our redemptions of the redeemed debentures as the "Panhandle redemption."

        The Panhandle tender offer and the Panhandle redemption are collectively referred to in this prospectus as the "restructuring transaction."

Southern Union Company

        Southern Union Company, our indirect parent company, is primarily engaged in the transportation, storage and distribution of natural gas in the United States. In addition to owning us, Southern Union distributes gas as a public utility to approximately one million customers through the following three operating divisions:

  •
  Missouri Gas Energy, headquartered in Kansas City, Missouri, serving approximately 502,000 customers in central and western Missouri (including Kansas City, St. Joseph, Joplin and Monett), and having 7,954 miles of mains, 4,877 miles of service lines and 47 miles of transmission lines;

  •
  New England Gas Company, headquartered in Providence, Rhode Island, serving approximately 298,000 customers in Rhode Island and Massachusetts (including Providence, Newport and Cumberland, Rhode Island and Fall River, North Attleboro and Somerset, Massachusetts), and having 3,635 miles of mains and 3,042 miles of service lines; and

  •
  PG Energy, headquartered in Wilkes-Barre, Pennsylvania, serving approximately 158,000 customers in northeastern and central Pennsylvania (including Wilkes-Barre, Scranton and Williamsport), and having 2,504 miles of mains, 1,502 miles of service lines and 29 miles of transmission lines.

        Southern Union also owns and operates various smaller energy-related operations established to support and expand natural gas sales and other energy sales.

        The notes are neither obligations of, nor guaranteed by, Southern Union. Southern Union Company does not intend to provide, and is subject to a regulatory prohibition against providing, any direct or indirect financial support to us. A decision to tender original notes for exchange notes in the exchange offer should not be made in reliance on information included in this prospectus or otherwise available about Southern Union.

Summary Historical Consolidated Financial Information of
Panhandle Eastern Pipe Line Company, LLC +, ++

        The following table sets forth our summary historical consolidated financial information for the periods and as of the dates indicated. The summary historical consolidated financial information as of December 31, 2002, 2001, 2000, 1999 and 1998, and for the years ended December 31, 2002, 2001, and 2000, for January 1 through March 28, 1999 and March 29 through December 31, 1999, and for the year ended December 31, 1998, set forth below has been derived from our audited consolidated financial statements and the related notes. The summary historical consolidated financial information as of September 30, 2003 and September 30, 2002, and for June 12 through September 30, 2003 and January 1 through June 11, 2003, and for the nine months ended September 30, 2002 set forth below has been derived from our unaudited consolidated financial statements and the related notes, which are incorporated by reference into this prospectus and which, in our opinion, include all normal, recurring adjustments necessary for a fair presentation of the financial position as of such dates and the results of operations for such respective periods. Post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. The heavy black line separating January 1 through June 11, 2003 from June 12 through September 30, 2003 relates to the Panhandle acquisition. The heavy black line separating January 1 through March 28, 1999 from March 29 through December 31, 1999 relates to the acquisition of Panhandle by CMS from Duke Energy, effective March 28, 1999. The historical consolidated condensed statement of operations for the years ended December 31, 2002 and 2001 set forth below have been revised to reflect the application of SFAS 145, which dictates that gains and losses on debt extinguishments are no longer classified as extraordinary items, and have been reclassified to Other income (losses), net in the amount of $0.6 million, net of tax, gain, and ($2.1) million, net of tax, loss, respectively. The summary historical consolidated financial information set forth below is not necessarily indicative of future results of operations that may be expected for the entire year. You should read the information in the following table together with our consolidated financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Condensed Financial Statements" and other financial information included in or incorporated by reference into this prospectus.

				Year Ended December 31,
	June 12- September 30, 2003	January 1- June 11, 2003	Nine Months Ended September 30, 2002				March 29- December 31, 1999	January 1- March 28, 1999	Year Ended December 31, 1998
				2002	2001	2000
				(in millions)
Consolidated statements of operations data:
Operating revenue	$139	$234	$347	$484	$514	$483	$343	$128	$496
Operating expenses	92	126	207	275	346	299	217	61	295

Pretax operating income	47	108	140	209	168	184	126	67	201
Other income (losses), net	7	6	9	(14)	6	8	2	4	24
Interest expense	13	36	57	76	83	85	60	18	77
Minority interest	—	—	3	4	—	—	—	—	—

Income before income taxes	41	78	89	115	91	107	68	53	148
Income taxes	16	30	35	46	37	43	27	20	57
Income before cumulative effect of change in accounting principle	25	48	54	69	54	64	41	33	91
Cumulative effect of change in accounting principle, net of tax:
Goodwill, FAS 142	—	—	(369)	(369)	—	—	—	—	—
Asset retirement obligations, FAS 143	—	2	—	—	—	—	—	—	—

Consolidated net income (loss)	$25	$50	$(315)	$(300)	$54	$64	$41	$33	$91

Consolidated balance sheet data as of end of period:
Net property, plant and equipment	$1,960	$1,601	$1,621	$1,588	$1,600	$1,500	$979
Investments and other assets	35	183	156	121	21	14	814
Total current assets	226	334	342	483	427	272	180
Goodwill, net	—	113	113	714	753	774	—

Total assets	$2,221	$2,231	$2,232	$2,906	$2,801	$2,560	$1,973

Total debt	1,211	1,166	1,162	1,297	1,193	1,094	299
Owner's equity	621	765	752	1,124	1,122	1,128	558

Total debt and owner's equity	$1,832	$1,931	$1,914	$2,421	$2,315	$2,222	$857

+
On June 11, 2003, Southern Union acquired us from CMS Energy Corporation. On June 19, 2003, we converted from a Delaware corporation to a Delaware limited liability company in a restructuring in connection with the Panhandle acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

++
Our summary historical consolidated financial information includes the results of operations, assets and liabilities related to our interest in Centennial Pipeline, LLC and Guardian Pipeline L.L.C. These operations, assets and liabilities no longer form a part of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Summary Unaudited Pro Forma Consolidated Financial Information

        The following table sets forth our summary unaudited pro forma consolidated financial information for the respective periods ended on the dates indicated. The summary unaudited pro forma consolidated financial information for the year ended December 31, 2002 set forth below is derived from our audited historical consolidated financial statements and the related notes for the same period incorporated by reference into this prospectus. The summary unaudited pro forma consolidated financial information for June 12 through September 30, 2003 and for January 1 through June 11, 2003 set forth below are derived from our unaudited historical consolidated financial statements and the related notes for the same periods incorporated by reference into this prospectus. The summary unaudited pro forma consolidated statements of operations data for the year ended December 31, 2002 and for June 12 through September 30, 2003 and for January 1 through June 11, 2003 are presented as if the restructuring transaction had occurred and the notes had been issued and the net proceeds therefrom applied, in each case, as of January 1, 2002. Statement of operations data for the year ended December 31, 2002 has been revised to reflect the application of SFAS 145, which dictates that gains and losses on debt extinguishments are no longer classified as extraordinary items, and have been reclassified to Other income (losses), net. The summary unaudited pro forma consolidated financial information is for illustrative purposes only and does not indicate the results of operations that would have been achieved had the restructuring transaction and the notes issuances been completed as of the beginning of the periods nor is it indicative of results that may be obtained in the future and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Unaudited Pro Forma Consolidated Condensed Statements of Operations" included elsewhere in this prospectus.

	June 12- September 30, 2003	January 1- June 11, 2003	Year Ended December 31, 2002
	(in millions)
Pro forma consolidated statements of operations data:
Operating revenue	$139	$234	$491
Operating expenses	92	132	288

Pretax operating income	47	102	203
Other income (losses), net	7	—	(1)
Interest expense	17	29	57

Income before income taxes	37	73	145
Income taxes	14	28	58

Income before cumulative effect of change in accounting principle	$23	$45	$87

The Exchange Offer

        The following is a brief summary of the terms of the exchange offer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

Registration rights	We sold the original notes in a private offering (the "original notes offering") to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Banc One Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., HVB Capital Markets, Inc., KBC Financial Products USA, Inc., PNC Capital Markets, Inc., UMB Scout Brokerage Services, Inc., Wells Fargo Brokerage Services, LLC, and The Williams Capital Group, L.P. (collectively, the "initial purchasers") on August 18, 2003, who subsequently sold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with that offering, Panhandle and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the initial purchasers, entered into the registration rights agreement dated as of August 18, 2003 (the "registration rights agreement") for the benefit of the holders of the original notes providing for, among other things, the exchange offer. Under the registration rights agreement, we agreed to:
•
file a registration statement within 120 days after the issue date of the original notes enabling holders to exchange the privately placed original notes for publicly registered exchange notes with substantially identical terms;
	•	use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the original notes;
	•	use our reasonable best efforts to consummate the exchange offer within 30 days after the effective date of this registration statement; and
•
file a shelf registration statement for the resale of the original notes if we cannot effect an exchange offer within the time periods listed above and under other circumstances specified in the registration rights agreement.
The interest rate on the original notes will increase if we do not comply with certain of our obligations under the registration rights agreement. See "The Exchange Offer—Registration Rights."
Purpose of exchange
The exchange offer is intended to make the exchange notes freely transferable by the holders (other than participating broker-dealers) without registration or any prospectus delivery requirements under the Securities Act. See "The Exchange Offer—Purpose and Effect of the Exchange Offer."

The exchange offer
We are offering to exchange, pursuant to the exchange offer, up to $300,000,000 aggregate principal amount of our 4.80% exchange notes for $300,000,000 aggregate principal amount of our outstanding 4.80% original notes, and up to $250,000,000 aggregate principal amount of our 6.05% exchange notes for $250,000,000 aggregate principal amount of our outstanding 6.05% original notes. The terms of the 4.80% exchange notes will be substantially identical (including principal amount, interest rate and maturity) to the terms of the 4.80% original notes, and the terms of the 6.05% exchange notes will be substantially identical (including principal amount, interest rate and maturity) to the terms of the 6.05% original notes, except that, in each case, the exchange notes will be freely transferable by the holders, will not be subject to any covenant regarding registration under the Securities Act and will not bear additional interest as a result of our failure to consummate the exchange offer under the terms of the registration rights agreement. See "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Original Notes" and "—Procedures for Tendering Original Notes." The original notes may be exchanged only in integral multiples of $1,000.
Expiration date	The exchange offer will expire at 5:00 p.m., Eastern Time, on , 2004, unless extended (the "expiration date").
Conditions of the exchange
No minimum principal amount of original notes must be tendered to complete the exchange offer. The exchange offer is subject, however, to certain customary conditions which we may waive. Other than United States federal and state securities laws, we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the exchange offer. See "The Exchange Offer—Conditions of the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the conditions.
Procedures for tendering original notes
If you wish to participate in the exchange offer you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the original notes and any other required documentation, to the exchange agent at the address set forth herein. You may only effect a tender of original notes pursuant to the procedures for book-entry transfer as described in this prospectus. See "The Exchange Offer—Procedures for Tendering Original Notes."

Special procedures for beneficial owners
If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner who wishes to tender on the registered holder's behalf, prior to completing and executing the letter of transmittal and delivering the original notes, you must either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering Original Notes."
Guaranteed delivery procedures
If you wish to tender your original notes in the exchange offer but the required documentation cannot be completed by the expiration date or the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender your original notes by completing, signing and delivering the letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal to the exchange agent prior to the expiration date and tendering your original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal rights
You may withdraw your tender of original notes at any time prior to 5:00 p.m., Eastern Time, on the expiration date. A telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., Eastern Time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Acceptance of original notes in exchange offer; delivery of exchange notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all original notes that are properly tendered to the exchange agent prior to 5:00 p.m., Eastern Time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Original Notes" and "The Exchange Offer—Acceptance of Original Notes in Exchange Offer; Delivery of Exchange Notes."
Exchange agent	J.P. Morgan Trust Company, N.A. (the "exchange agent") is serving as the exchange agent in connection with the exchange offer. See "The Exchange Offer—Exchange Agent."
Certain United States federal income tax consequences
For a summary of certain United States federal income tax consequences of ownership of the notes, the exchange of original notes for exchange notes and the disposition of notes, see "Certain United States Federal Income Tax Consequences."

Effect on holders of original notes
As a result of making the exchange offer, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms thereof, we will have fulfilled some of our obligations contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the original notes pursuant to the registration rights agreement. Holders of original notes who do not tender their original notes will continue to be entitled to all of the rights and will be bound by all of the limitations applicable thereto under the indenture, dated as of March 29, 1999, between Panhandle (for itself and as successor-by-merger to CMS Panhandle Holding Company) and J.P. Morgan Trust Company, N.A. (formerly known as Bank One Trust Company, National Association, and successor-in-interest to NBD Bank), as amended and supplemented by the third supplemental indenture, dated as of August 18, 2003, between Panhandle and J.P. Morgan Trust Company, N.A. (formerly known as Bank One Trust Company, National Association), as trustee (the "trustee") (the indenture as so amended and supplemented, the "indenture"), relating to the notes, except for any rights under the indenture or the registration rights agreement which by their terms terminate or cease to be effective as a result of our making and accepting for exchange all validly tendered original notes pursuant to the exchange offer (including the right to receive additional interest). All original notes that remain outstanding will continue to accrue interest and continue to be subject to the restrictions on transfer provided for in the original notes and the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for original notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
Additional interest
If we do not complete timely the exchange offer or cause a registration statement covering resales to become effective within prescribed time periods, additional interest will be payable with respect to the original notes at the rate of 0.25% per annum, which rate will increase by 0.25% per annum each 90-day period that such additional interest continues to accrue under any such circumstance, provided that the maximum aggregate increase in the interest rate will in no event exceed 0.50% per annum.
Fees and Expenses	We will pay all fees and expenses associated with the exchange offer and compliance with the registration rights agreement.
Use of Proceeds
We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We used the net proceeds from the sale of the original notes to fund the Panhandle tender offer, to refinance the interim financing for the Panhandle redemption, and for general corporate purposes. See "Use of Proceeds."

The Exchange Notes

        The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes" in this prospectus.

Issuer	Panhandle Eastern Pipe Line Company, LLC.
Notes offered	$300 million aggregate principal amount of 4.80% senior notes due 2008, series B, and $250 million aggregate principal amount of 6.05% senior notes due 2013, series B.
Maturity	August 15, 2008, for the 4.80% exchange notes, and August 15, 2013, for the 6.05% exchange notes.
Interest payment dates	February 15 and August 15 of each year, beginning on February 15, 2004.
Ranking	The exchange notes will be unsecured senior obligations and rank equally with all of our other unsecured and unsubordinated senior indebtedness. As of September 30, 2003:
• we had outstanding approximately $1.211 billion of senior indebtedness; and
• one of our subsidiaries had outstanding approximately $272 million of indebtedness with respect to which the exchange notes will be structurally subordinated.
Issuance of additional notes	We may "reopen" the notes of any series and issue additional notes at any time.
Optional redemption	We may redeem some or all of the notes at any time at a redemption price equal to the greater of:
• 100% of their principal amount and
•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted to the redemption date on a semiannual basis at the treasury rate plus 20 basis points, in the case of the notes due 2008 and 25 basis points, in the case of the notes due 2013.
Mandatory redemption	None.
Form and denomination
The exchange notes will be fully registered under the Securities Act and issued in denominations of $1,000 and integral multiples of $1,000. The exchange notes will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., or another nominee designated by DTC.
Governing law	The indenture is, and the exchange notes will be, governed by New York law.

Ratings
The notes have been rated BBB by Standard & Poor's Ratings Service, Baa3 by Moody's Investor Service, Inc., and BBB by Fitch Ratings. Security ratings are not recommendations to buy, sell or hold the notes. Ratings are subject to revision or withdrawal at any time by the rating agencies.
Transfer restrictions
The original notes have not been registered under the Securities Act or any state securities law and are subject to restrictions on transfer. The exchange notes will be registered under the Securities Act and will not be subject to those restrictions.
Certain covenants
The exchange notes will be subject to certain covenants that restrict our ability to make specified payments, create or incur liens on our property or enter into some sale-leaseback transactions. See "Description of the Exchange Notes—Certain Covenants."
Risk factors
See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to tender your original notes for exchange notes in the exchange offer.

RISK FACTORS

        In deciding whether to exchange your original notes in the exchange offer, you should carefully consider the following risk factors, in addition to the other information contained in or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are currently unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the exchange notes and your investment could decline.

Risks That Relate to Our Industry

Our business is highly regulated.

        Our business is subject to regulation by federal, state and local regulatory authorities. The Federal Energy Regulatory Commission, the U.S. Department of Transportation and various state and local regulatory agencies regulate the interstate pipeline business. In particular, FERC regulates the services provided and rates charged by us. Our ability to obtain rate increases and rate supplements and to maintain our current rate of return depends upon regulatory discretion, and we can not assure you that we will be able to continue the current rates of return. Complying with these regulations also involves substantial cost.

        In addition, the Department of Transportation through its Office of Pipeline Safety has regulations that govern all aspects of the design, construction, operation, and maintenance of pipeline and LNG facilities. While these regulations have existed for several years, they are undergoing extensive changes to fully implement the 2002 amendment to the Pipeline Safety Act. These new regulations are expected to be finalized by December 17, 2003, and will focus primarily on ensuring the integrity of pipeline systems by requiring a written pipeline integrity management program that would include periodic inspection of pipeline facilities and repair of any defects discovered in the inspection process. We anticipate that the new rules will result in changes in the way we evaluate and document our pipeline integrity process. However, until the regulations are finalized, we will not know the exact nature of the new requirements nor can we estimate additional compliance costs. See "Business—Regulation—Other Regulation."

We are subject to environmental regulations that could be difficult and costly to comply with.

        We are subject to extensive federal, state and local laws and regulations relating to environmental protection. These laws and regulations affect many aspects of our operations (including air emissions and the handling, use and disposal of hazardous substances) and may result in increased capital, operating and other costs. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the initiation, outcome or effect of any action or litigation that may arise from applicable environmental laws and regulations.

        Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval, or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs.

        In addition, we may be responsible for environmental cleanup and other costs at sites that we may acquire or we formerly or currently own or operate and at third party waste disposal sites. These liabilities may arise due to laws and regulations or, in some cases, due to contractual indemnification we have provided to third parties. We cannot predict with certainty the sites for which we may be responsible, the imposition of resulting cleanup obligations, or the amount and timing of future expenditures related to environmental remediation because of the difficulty of estimating cleanup costs and the uncertainty of payment by other potentially responsible parties. We cannot assure you that any such costs will not be material nor can we assure that we will be able to recover any such costs.

        Existing environmental laws and regulations may be revised or new laws and regulations may be adopted or become applicable to us. Revised or additional laws and regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from insurance or our customers, could have a material adverse effect on our business, financial condition or results of operations.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative impacts on our business, financial condition and access to capital.

        As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities at other public companies in general and energy companies in particular, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility business have been under a generally increased amount of public and regulatory scrutiny and suspicion. Accounting irregularities at other public companies have caused regulators and legislators to review current accounting practices, financial disclosures and companies' relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. It is not possible for us to predict what effect these types of events may have on our, or any of our customers', business, or financial condition, or on our access to the capital markets.

        Motivated by some of these events, Congress passed the Sarbanes-Oxley Act of 2002. It is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations including any of our customers' ability to pay us. Any new accounting standards could affect the way we are required to record revenues, assets and liabilities. These changes in legal and accounting standards could lead to negative impacts on reported earnings or increases in liabilities that could, in turn, affect our reported results of operations.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, may result in increased costs, and the consequences of the war on terror and the Iraq war may adversely impact our results of operations.

        The impact that terrorist attacks, such as the attacks of September 11, 2001, may have on the energy industry in general, and on us in particular, is not known at this time. Uncertainty surrounding military activity may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or a retaliatory strike. We may have to incur additional costs in the future to safeguard our physical assets and we may be required to incur significant additional costs in the future.

        The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to those attacks has made and continues to make certain types of insurance more difficult and more costly for us to obtain. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risks That Relate To Our Business

We have substantial debt.

        We have a significant amount of debt outstanding. We had total consolidated senior indebtedness of approximately $1.211 billion outstanding as of September 30, 2003 compared to total capitalization (total debt plus owner's equity) of $1.832 billion. As of September 30, 2003, our subsidiary Trunkline LNG Company, LLC had approximately $272 million of bank debt outstanding (included in our total debt) with respect to which the original notes are, and the exchange notes will be, structurally subordinated.

        Our substantial debt could have important consequences to you. For example, it could:

  •
  limit our ability to borrow additional funds, including to finance the LNG expansion we must complete to recover our investment and meet our contractual obligations;

  •
  increase the cost of any future debt that we incur;

  •
  reduce cash flow from operations available for working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that are less leveraged;

  •
  result in a downgrade in our ratings; or

  •
  increase our vulnerability to general adverse economic and industry conditions.

        Some of our debt obligations contain financial covenants related to debt-to-capital ratios and interest coverage ratios. Our failure to comply with any of these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding debt obligations or the inability to borrow under certain credit agreements. Any such acceleration would cause a material adverse change in our financial condition and results of operations.

We depend on our ability to access the capital markets.

        We rely on access to both short-term and long-term credit as a significant source of liquidity for capital requirements not satisfied by the cash flow from our operations. Any worsening of our financial condition could limit our ability to access the credit markets. External events could also increase our cost of borrowing or adversely affect our ability to access the capital markets. Such external events could include the following:

  •
  economic weakness in the United States or in the regions where we operate;

  •
  financial difficulties of unrelated energy companies, particularly any of our customers;

  •
  capital market conditions generally;

  •
  market prices for electricity and gas;

  •
  terrorist attacks or threatened attacks on our facilities or unrelated energy companies;

  •
  the overall health of the utility industry; and

  •
  fluctuations in interest rates.

        Restrictions on our ability to access capital markets could affect our ability to pursue improvements or execute our business plan.

Our pipeline business is subject to competition.

        Federal and state regulation of natural gas interstate pipelines has changed dramatically in the last two decades and could continue to change. These regulatory changes have resulted and will continue to result in increased competition in the pipeline business. In order to meet competitive challenges, we will need to adapt our marketing strategies, the type of transportation and storage services we offer to our customers and our pricing and rate responses to competitive forces. We will also need to respond to changes in state regulation in our market area that allow direct sales to all retail end-user customers or, at least, broader customer classes than now allowed. We are not able to predict the financial consequences of these changes at this time, but they could have a material adverse effect on our business, financial condition and results of operations.

        FERC policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by FERC in order to transport large additional volumes of natural gas to the Midwest from Canada. If built, these pipelines will be able to compete with us, if only indirectly. Increased competition could reduce the volumes of gas we transport to our existing markets or force us to lower rates in order to meet competition. This could have a material adverse effect on our business, financial condition and results of operations.

The success of our pipeline businesses depends, in part, on factors beyond our control.

        Most of the natural gas we transport and store is owned by third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission and storage rates, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity:

  •
  future weather conditions, including those that favor hydroelectric generation or other alternative energy sources;

  •
  market price of gas;

  •
  price competition;

  •
  drilling activity and supply availability;

  •
  expiration of significant contracts;

  •
  service area competition; and

  •
  regulatory actions.

Our success depends on the continued development of additional natural gas reserves in the vicinity of our facilities and our ability to access additional reserves to offset the natural decline from existing wells connected to our systems.

        Revenues generated by our transmission contracts ultimately depend on the volume of natural gas transported. As the reserves available through the supply basins connected to our systems are naturally declining, a decrease in development or production activities could cause a decrease in the volume of reserves available for transmission. Investments by third parties in the development of new natural gas reserves connected to our facilities depend on energy prices which in turn are affected by a number of factors, including:

  •
  regional, domestic and international supply and demand;

  •
  availability and adequacy of transportation facilities;

  •
  energy legislation;

  •
  federal and state taxes, if any, on the sale or transportation of natural gas; and

  •
  abundance of supplies of alternative energy sources.

        If there are reductions in the average volume of natural gas we transport, our business, financial condition and results of operations could be materially adversely affected.

Fluctuations in energy commodity prices could adversely affect our business.

        Revenues generated by our transmission contracts depend on rates. If natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, especially Canada, our ability to compete with other transporters may be negatively impacted.

Our pipeline revenues are generated under contracts that must be renegotiated periodically.

        Our pipeline revenues are generated under natural gas transportation contracts that expire periodically and must be replaced approximately every three years, on average. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot assure you that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts.

        In particular, our ability to extend and replace transportation contracts could be harmed by factors we cannot control, including:

  •
  the proposed and actual construction by other companies of additional pipeline capacity in markets serviced by us;

  •
  changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts;

  •
  reduced demand due to higher natural gas prices;

  •
  the availability of alternative energy sources or supply points; and

  •
  the viability of any proposed expansion projects.

        If we are unable to renew, extend or replace these contracts, or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

Our pipeline business is dependent on a small number of customers for a significant percentage of our sales.

        During the first nine months of 2003, sales to Proliance Energy, LLC, a nonaffiliated local distribution company and gas marketer, accounted for 16% of our combined revenues, sales to BG LNG Services, a nonaffiliated gas marketer, accounted for 16% of our combined revenues and sales to subsidiaries of our former parent, CMS Energy, also accounted for 13% of our combined revenues. No other customer accounted for 10% or more of our combined revenues during the same period. Aggregate sales to our top 10 customers accounted for 71% of our combined revenues during the first nine months of 2003. In 2003, some of the Proliance contracts that form a part of our overall agreement with Proliance Energy, LLC were renegotiated and extended through 2009. While we believe that we have strong relationships with all of our significant customers, the loss of one or more significant customers would have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to operational hazards and uninsured risks.

        Our operations are subject to the inherent risks normally associated with pipeline operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires and adverse weather conditions, and other hazards, any of which could result in damage to or destruction of our facilities or our or others' property. These occurrences could also result in personal injury or death. If any of these events were to occur, we could suffer substantial losses.

        While we maintain insurance against many of these risks, our business, financial condition and results of operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

We are subject to control by Southern Union.

        We are an indirect wholly-owned subsidiary of Southern Union Company. Accordingly, Southern Union can control or direct all our business affairs, designate all of the members of our board of managers, unilaterally effect changes to our management team and decide all matters submitted for member approval. In circumstances involving a conflict of interest between Southern Union, on the one hand, and our creditors, on the other hand, we can give no assurance that Southern Union would not exercise its power to control us in a manner that would benefit Southern Union to the detriment of our creditors.

        The indenture imposes some limitations in some circumstances on our ability to pay dividends or to make other payments or loans to Southern Union. See "Description of the Exchange Notes—Certain Covenants". The indenture does not otherwise restrict our ability to enter into transactions with Southern Union or their terms, including transportation and storage services, fees for other services provided to us or by us, cost allocations such as for management time and related overhead, shared benefit plans and income taxes, which could result in our costs for such items exceeding what we might incur if we were not affiliated with Southern Union.

Risks That Relate To This Offering

The indenture may restrict our ability to enter into certain transactions.

        Our indenture provides that a change in our federal income tax status or a change in the deemed issuer of the notes for federal income tax purposes may give rise to an event of default under the indenture unless we provide an opinion of counsel to the effect that there will be no federal income tax consequences to the holders or holders of more than 50% in principal amount of the applicable series of exchange notes consent to the change. This restriction may limit Southern Union's and our ability to respond to changing business and economic conditions and engage in opportunistic transactions. See "Description of the Exchange Notes—Events of Default."

There has been no prior market for the exchange notes and if an active trading market does not develop, you may not be able to resell your exchange notes.

        Each series of the exchange notes is a new issue of securities with no established trading market. We cannot assure you that a liquid or active trading market will develop for the exchange notes. If an active trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected and you may not be able to resell your exchange notes at their fair market value or at all. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Some of the initial purchasers have advised us that they presently intend to make a market in the exchange notes after completion of this exchange offer. However, the initial purchasers are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the exchange notes on any automated dealer quotation system.

Consequences of Failure to Tender—Failure to tender your original notes for exchange notes could limit your ability to resell the original notes.

        The original notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your original notes for exchange notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the original notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the original notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Trading Market for original notes—The issuance of the exchange notes may adversely affect the market for the original notes.

        To the extent the original notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted original notes could be adversely affected.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the original notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expense of the exchange offer. No underwriter is being used in connection with the exchange offer.

        The net proceeds received by us from the original notes offering, after deducting the initial purchasers' discount and expenses related to the offering were approximately $542.4 million. We used the net proceeds from the sale of the original notes to fund the Panhandle tender offer, to refinance the interim financing for the Panhandle redemption, and for general corporate purposes, including the costs of our debt refinancing.

CAPITALIZATION

        The following table sets forth our capitalization at September 30, 2003.

        The information in this table does not give effect to any other events subsequent to September 30, 2003. You should read the information in this table along with the financial information included in, or incorporated by reference into, this prospectus.

As of September 30, 2003
(In thousands)
Debt:
6.125% senior notes due 2004	$146,080
7.875% senior notes due 2004	52,455
6.500% senior notes due 2009	60,623
8.250% senior notes due 2010, series B	40,500
7.000% senior notes due 2029	66,305
LNG Bank Loans (floating rate)	272,484
Net (discount) premium	22,412
4.800% senior notes due 2008, series A	300,000
6.050% senior notes due 2013, series A	250,000

Total debt	$1,210,859
Current portion of long-term debt	(209,819)

Total debt, excluding current portion	$1,001,040

Equity:
Owner's equity(1)	620,512

Total capitalization including current portion of long-term debt	$1,831,371

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratio of earnings to fixed charges on an historical basis for the year ended December 31, 1998, the periods January 1 through March 28, 1999 and March 29 through December 31, 1999, each of the years ended December 31, 2002, 2001 and 2000, and for the periods January 1 through June 11, 2003 and June 12 through September 30, 2003 and on a pro forma basis assuming the restructuring transaction and application of the net proceeds from the note issuances had occurred as of January 1, 2002 for the year ended December 31, 2002, and for the periods January 1 through June 11, 2003 and June 12 through September 30, 2003. Post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. The heavy black line separating January 1 through June 11, 2003 from June 12 through September 30, 2003 relates to the Panhandle acquisition. The heavy black line separating January 1 through March 28, 1999 from March 29 through December 31, 1999 relates to the acquisition of Panhandle by CMS from Duke Energy, effective March 28, 1999.

						Year Ended December 31,
	Pro Forma June 12- September 30, 2003		Pro Forma January 1- June 11, 2003		Pro Forma Year Ended December 31, 2002
		June 12- September 30, 2003		January 1- June 11, 2003					March 29- December 31, 1999	January 1- March 28, 1999	Year Ended December 31, 1998
						2002	2001	2000
Ratio of Earnings to Fixed Charges	2.9	3.7	3.5	3.1	3.3	2.4	2.0	2.2	2.1	3.6	2.7

        Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include capitalized interest, a portion of rent expense representative of interest and interest expense, which includes debt premium and discount amortization and amortization of debt issuance costs.

        Each of the actual and pro forma ratios of earnings to fixed charges for the periods June 12 through September 30, 2003 and January 1 through June 11, 2003 and actual ratios of earning to fixed charges for the periods January 1 through March 28, 1999 and March 29 through December 31, 1999, reflect the seasonal nature of our business. Demand for gas transmission on our pipeline systems and throughput are highest, and a higher portion of our revenues are earned, during the colder period in the first and fourth quarters. Accordingly, these results are not indicative of our full year or future performance. Additionally, due to the nature of the short time frame of the period ended September 30, 2003, the results do not reflect the actual results that would have been achieved on an annual basis.

        The pro forma ratios presented above, as well as the historical ratio for the period June 12 through September 30, 2003 benefit from debt premium amortization recorded following the Southern Union's acquisition of Panhandle, which lowers book interest expense but does not lower actual cash interest payments.

        The ratios for the years ended December 31, 2002 and 2001 have been revised to reflect the application of SFAS 145, which requires that gains and losses on debt extinguishments no longer be classified as extraordinary items in the amounts of $0.6 million, net of tax, gain, and ($2.1) million, net of tax, loss, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION+,++

        The following tables set forth our selected historical consolidated financial information for the periods and as of the dates indicated. The selected historical consolidated financial information as of December 31, 2002, 2001, 2000, 1999 and 1998, and for the years ended December 31, 2002, 2001, and 2000, for January 1 through March 28, 1999 and March 29 through December 31, 1999, and for the year ended December 31, 1998, set forth below has been derived from our audited consolidated financial statements and the related notes. The selected historical consolidated financial information as of September 30, 2003 and September 30, 2002, and for June 12 through September 30, 2003 and January 1 through June 11, 2003, and for the nine-months ended September 30, 2002 set forth below has been derived from our unaudited consolidated financial statements and the related notes, which are incorporated by reference into this prospectus and which, in our opinion, include all normal, recurring adjustments necessary for a fair presentation of the financial position as of such dates and the results of operations for such respective periods. Post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. The heavy black line separating January 1 through June 11, 2003 from June 12 through September 30, 2003 relates to the Panhandle acquisition. The heavy black line separating January 1 through March 28, 1999 from March 29 through December 31, 1999 relates to the acquisition of Panhandle by CMS from Duke Energy, effective March 28, 1999. The results of operations for the interim periods are not necessarily indicative of the future results of operations that may be expected for the entire year. You should read the information in the following table together with our consolidated financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Condensed Statements of Operations" and other financial information included in or incorporated by reference into this prospectus. The historical consolidated financial information has been revised to reflect the application of SFAS 145, which dictates that gains and losses on debt extinguishments are no longer classified as extraordinary items, and have been reclassified to Other income (losses), net.

				Year Ended December 31,
	June 12- September 30, 2003	January 1- June 11, 2003	Nine Months Ended September 30, 2002				March 29- December 31, 1999	January 1- March 28, 1999	Year Ended December 31, 1998
				2002	2001	2000
				(in millions)
Consolidated statements of operations data:
Operating revenue	$139	$234	$347	$484	$514	$483	$343	$128	$496
Operating expenses
Operation, maintenance and general	63	91	150	202	250	211	151	40	213
Depreciation and amortization	20	23	40	51	69	65	44	14	56
General taxes	9	12	17	22	27	23	22	7	26

Total operating expenses	92	126	207	275	346	299	217	61	295

Pretax operating income	47	108	140	209	168	184	126	67	201
Other income (losses), net	7	6	9	(14)	6	8	2	4	24
Interest expense
Interest on long-term debt	14	33	58	74	84	82	59	5	25
Other interest	(1)	3	(1)	2	(1)	3	1	13	52

Total interest expenses	13	36	57	76	83	85	60	18	77
Minority interest	—	—	3	4	—	—	—	—	—
Income before income taxes	41	78	89	115	91	107	68	53	148
Income taxes	16	30	35	46	37	43	27	20	57

Income before cumulative effect of change in accounting principle	25	48	54	69	54	64	41	33	91
Cumulative effect of change in accounting principle, net of tax:
Goodwill, FAS 142	—	—	(369)	(369)	—	—	—	—	—
Asset retirement obligations, FAS 143	—	2	—	—	—	—	—	—	—

Consolidated net income (loss)	$25	$50	$(315)	$(300)	$54	$64	$41	$33	$91

Consolidated balance sheet data as of end of period:
Net property, plant and equipment	$1,960	$1,601	$1,621	$1,588	$1,600	$1,500	$979
Investments and other assets	35	183	156	121	21	14	814
Total current assets	226	334	342	483	427	272	180
Goodwill, net	—	113	113	714	753	774	—

Total assets	$2,221	$2,231	$2,232	$2,906	$2,801	$2,560	$1,973

Long-term debt, including current portion	1,211	1,166	1,162	1,297	1,193	1,094	299
Short-term notes	—	—	30	—	—	—	—
Other current liabilities	158	188	153	219	266	204	914
Deferred income taxes and other non-current liabilities	231	112	135	266	220	134	202
Owner's equity	621	765	752	1,124	1,122	1,128	558

Total liabilities and owner's equity	$2,221	$2,231	$2,232	$2,906	$2,801	$2,560	$1,973

+
On June 11, 2003, Southern Union acquired us from CMS Energy Corporation. On June 19, 2003, we converted from a Delaware corporation to a Delaware limited liability company in a restructuring in connection with the Panhandle acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

++
Our summary historical consolidated financial information includes the results of operations, assets and liabilities related to our interest in Centennial Pipeline, LLC and Guardian Pipeline L.L.C. These operations, assets and liabilities no longer form a part of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

        The following tables set forth our unaudited pro forma consolidated condensed statements of operations for the periods indicated. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2002 set forth below is based upon our audited historical consolidated statements of operations and the related notes for the same period. The unaudited pro forma consolidated condensed statements of operations for the periods June 12 through September 30, 2003 and January 1 through June 11, 2003 set forth below are based upon our unaudited historical consolidated statements of operations and the related notes for the same periods incorporated by reference into this prospectus, which in our opinion, include all normal, recurring adjustments necessary for a fair presentation of the results of operations for such respective periods. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2002 and for the periods June 12 through September 30, 2003 and January 1 through June 11, 2003 are presented as if the restructuring transaction had occurred and the notes had been issued and the net proceeds therefrom applied, in each case, as of January 1, 2002. The unaudited pro forma consolidated condensed statements of operations set forth below are for illustrative purposes only and do not indicate the results of operations that would have been achieved had the restructuring transaction had occurred and the notes had been issued and the net proceeds therefrom applied, in each case, as of January 1, 2002 nor are they indicative of results that may be obtained in the future. You should read these statements and notes thereto together with our consolidated financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in or incorporated by reference into this prospectus. We believe the estimates and assumptions used to prepare the unaudited pro forma consolidated condensed financial statements provide a reasonable basis for presenting the significant effects of any notes issuances and the transactions described in the restructuring transaction, and that the pro forma adjustments give appropriate effect to the estimates and assumptions and are properly applied in the unaudited pro forma consolidated financial statements. The historical consolidated condensed statement of operations for the year ended December 31, 2002 set forth below has been revised to reflect the application of SFAS 145, which dictates that gains and losses on debt extinguishments are no longer classified as extraordinary items, and have been reclassified to Other income (losses), net.

UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the period June 12 through September 30, 2003

	Historical	Pro Forma Adjustment		Pro Forma
		(in millions)
Operating revenue	$139	$—		$139
Operating expenses:
Operation, maintenance and general	63	—		63
Depreciation and amortization	20	—		20
General taxes	9	—		9

Total operating expenses	92	—		92

Pretax operating income	47	—		47
Other income (losses), net	7	—		7
Interest expense	13	4	(C)	17

Income before income taxes	41	(4)		37
Income taxes	16	(2	)(D)	14

Income before cumulative effect of change in accounting principle	$25	$(2)		$23

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Statements of Operations.

UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the period January 1 through June 11, 2003

	Historical	Pro Forma Adjustment		Pro Forma
		(in millions)
Operating revenue	$234	$—		$234
Operating expenses:
Operation, maintenance and general	91	—		91
Depreciation and amortization	23	6	(A)	29
General taxes	12	—		12

Total operating expenses	126	6		132

Pretax operating income	108	(6)		102
Other income (losses), net	6	(6	)(B)	—
Interest expense	36	(7	)(C)	29

Income before income taxes	78	(5)		73
Income taxes	30	(2	)(D)	28

Income before cumulative effect of change in accounting principle	$48	$(3)		$45

UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the twelve months ended December 31, 2002

	Historical	Pro Forma Adjustment		Pro Forma
		(in millions)
Operating revenue	$484	$7	(E)	$491
Operating expenses:
Operation, maintenance and general	202	—		202
Depreciation and amortization	51	13	(A)	64
General taxes	22	—		22

Total operating expenses	275	13		288

Pretax operating income	209	(6)		203
Other income (losses), net and minority interest	(18)	17	(B)	(1)
Interest expense	76	(19	)(C)	57

Income before income taxes	115	30		145
Income taxes	46	12	(D)	58

Income before cumulative effect of change in accounting principle	$69	$18		$87

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Statements of Operations.

Notes To Unaudited Pro Forma Consolidated Condensed Statements Of Operations

        (A)  Reflects amortization of the acquisition step-up of Panhandle of $6 million and $13 million for the period January 1 through June 11, 2003 and for the year ended December 31, 2002, respectively, which is assumed to be allocable to property, plant and equipment and certain intangibles, amortized on a straight-line basis over a 30-year period and 5-year period, respectively, based on the estimated remaining useful lives of these assets.

        (B)  Reflects the elimination of (i) ($6) million and ($9) million of net intercompany interest income of Panhandle on the note receivable from a subsidiary of CMS Energy, for the period January 1 through June 11, 2003 and for the year ended December 31, 2002, respectively, presented as a result of the elimination of such note receivable in connection with the Panhandle acquisition and (ii) the $26 million write-down of Centennial Pipeline, LLC recorded in December 2002 for the year ended December 31, 2002.

        (C)  Reflects an increase in interest expense of $5 million and a decrease in interest expense of ($4) million and ($13) million for the periods June 12 through September 30, 2003, January 1 through June 11, 2003 and for the year ended December 31, 2002, respectively, due to the amortization of the debt premiums recorded to adjust the Panhandle debt to fair value upon the Panhandle acquisition offset by the actual net premium for the period June 12 through September 30, 2003, and a decrease in interest expense of ($1) million, ($3) million and ($6) million for the periods June 12 through September 30, 2003, January 1 through June 11, 2003 and for the year ended December 31, 2002, respectively, related to the debt refinancing associated with the restructuring transaction and the original notes offering. Reflects interest expense at a rate of 4.89% (net of discount on issuance) for the periods presented on the $300 million of 4.80% original notes issued in the original notes offering, and at 6.13% (net of discount on issuance) on the $250 million of 6.05% original notes issued in the original notes offering.

        (D)  Reflects the income tax effects at the 39% estimated statutory tax rate (federal and state) of the pre-tax pro forma adjustments. Does not reflect any specific terms of the tax sharing agreement which Panhandle has entered into with Southern Union.

        (E)  Reflects an adjustment to operating revenue for the elimination of equity losses related to Panhandle's ownership in Centennial Pipeline, LLC (sold in February 2003) of $8 million and Guardian Pipeline, L.L.C. (ownership transferred to CMS Energy affiliated entity in March 2003) income of ($1) million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        We operate a large interstate natural gas pipeline system in the United States and also own one of the nation's largest operating LNG regasification terminals based on send out capacity. We intend to optimize results through expansion and better utilization of our existing facilities and construction of new facilities. This involves providing additional transportation, storage and other asset-based value-added services to customers such as gas-fueled power plants, local distribution companies, industrial and end-users, marketers and others. We conduct our operations primarily in the central, gulf coast, midwest, and southwest regions of the United States.

        In connection with our gas transmission systems, we own and operate 47 compressor stations and have five underground gas storage fields located in Illinois, Kansas, Louisiana, Michigan and Oklahoma with an aggregate storage capacity of 72 bcf. We also have contracts with third parties for 18 bcf of storage for a total of 90 bcf of total storage available.

        In 2002, our consolidated operating revenue was $484 million. Of that amount, 77% was generated from transportation services, 12% from LNG terminalling services, 8% from storage services and 3% from other services. During 2002, sales to Proliance Energy, LLC, a non-affiliated local distribution company and gas marketer, accounted for 16% of our consolidated operating revenues. Also during 2002, sales to BG LNG Services, a nonaffiliated gas marketer, accounted for 13% of our consolidated operating revenue. Sales to subsidiaries of our former parent, CMS Energy Corporation, primarily Consumers Energy Company, accounted for 12% of our consolidated operating revenues during 2002; 15% during 2001; and 12% during 2000. No other customer accounted for 10% or more of our consolidated operating revenues during 2002, 2001 or 2000. Aggregate sales to our top ten customers accounted for 67%, 60% and 53% of total operating revenues during 2002, 2001 and 2000, respectively. See "—Other Matters" for information regarding customer concentration during the first nine months of 2003.

        For the years 1998 to 2002, our combined throughput was 1,141 TBtu, 1,139 TBtu, 1,374 TBtu, 1,335 TBtu and 1,259 TBtu, respectively. Beginning in March 2000, the combined throughput includes the Sea Robin Pipeline throughput. A significant portion of our revenue comes from long-term service agreements with local distribution company customers. We also provide firm transportation services under contract to gas marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines offer both firm and interruptible transportation to customers on a short-term or seasonal basis. Demand for gas transmission on our pipeline systems is seasonal, with the highest throughput and a higher portion of revenues occurring during the colder period in the first and fourth quarters.

        On June 11, 2003, Southern Union acquired us from CMS Energy Corporation for approximately $582 million in cash and three million shares of Southern Union common stock (before adjustment for subsequent stock dividends) valued at approximately $49 million based on market prices at closing and in connection therewith incurred transaction costs estimated at approximately $30 million. Southern Union also incurred additional deferred state income tax liabilities estimated at $18 million as a result of the transaction. At the time of the Panhandle acquisition, we had approximately $1.159 billion of debt outstanding that we retained. Southern Union funded the cash portion of the acquisition with approximately $437 million in cash proceeds it received for the January 1, 2003 sale of its Texas operations, approximately $121 million of the net proceeds it received from concurrent common stock and equity units offerings and with working capital available to Southern Union. Southern Union structured the Panhandle acquisition and the sale of its Texas operations in a manner intended to qualify as a like-kind exchange of property under Section 1031 of the Code. We and five of our subsidiaries as well as the Southern Union subsidiary that became our direct parent upon the acquisition converted from Delaware corporations to Delaware limited liability companies in June 2003.

        We have been an indirect wholly-owned subsidiary of Southern Union since June 11, 2003 when Southern Union acquired us from CMS Gas Transmission Company ("CMS Gas Transmission"), a subsidiary of CMS Energy Corporation ("CMS Energy Corporation" and together with its subsidiaries, "CMS"). See note 2 (Southern Union Acquisition) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus. The Panhandle entities include Panhandle Eastern Pipe Line Company, LLC, Trunkline Gas Company, LLC ("Trunkline"), our wholly-owned subsidiary, Sea Robin Pipeline Company ("Sea Robin"), a Louisiana joint venture and our indirect wholly-owned subsidiary, Trunkline LNG Company, LLC ("Trunkline LNG"), a wholly-owned subsidiary of Trunkline LNG Holdings, LLC ("LNG Holdings"), an indirect wholly-owned subsidiary, and Southwest Gas Storage, LLC ("Southwest Gas Storage"), our wholly-owned subsidiary.

        In July 2003, we commenced the Panhandle tender offer, which was our offer to purchase for cash our existing notes. We funded the purchase of existing notes tendered to us in the Panhandle tender offer with a portion of the proceeds we received from the original notes offering. We redeemed our 7.950% debentures on August 12, 2003 using existing funds and a loan from one of our nonregulated affiliates. We redeemed our 7.200% debentures on August 15, 2003, using funds provided under a bridge credit agreement. We refinanced the redeemed debentures (including our interim financing used for their redemptions) with a portion of the proceeds we received from the original notes offering. We reduced our cash interest expense by the refinancing evidenced by the existing notes that we purchased and the redeemed debentures that we redeemed.

        In December 2002, FERC approved a Trunkline LNG certificate application to expand the Lake Charles facility to approximately 1.2 billion cubic feet per day of sendout capacity versus the current capacity of 630 million cubic feet per day. BG LNG Services, Inc., a subsidiary of BG Group of the United Kingdom ("BG LNG Services") has contract rights for the 570 million cubic feet per day of additional capacity. Construction on the Trunkline LNG expansion project commenced in September 2003. In October 2003, FERC approved an amended filing with certain facility modifications. The filing included modifications which will not affect the authorized additional storage capacity and daily sendout capability and confirms the revised in-service date of January 1, 2006. The expansion expenditures are currently expected to be funded by our operating cash flows and future borrowings or refinancings. See "—Liquidity." For further discussion of regulatory matters concerning Trunkline LNG, see note 3 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus.

        During 2002, we also had a one-third interest in Guardian, which constructed a 141-mile, 36-inch pipeline from Illinois to southeastern Wisconsin for the transportation of natural gas. The Guardian pipeline was placed into service on December 7, 2002. On March 10, 2003, Panhandle's ownership interest in Guardian, together with $63 million of cash collateral, was transferred to CMS. We were also released from our guarantee obligations associated with the Guardian project. On February 10, 2003, CMS Energy caused us to sell for its account our one-third equity interest in Centennial to Centennial's two other partners for $40 million with no income impact resulting from the sale in 2003. See note 5 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus for a discussion of related party transactions. We have been released by our former partners and Centennial's lenders for any liabilities, including credit fees, related to our $50 million parent guaranty of the project debt.

  Critical Accounting Policies

        Our consolidated financial statements are based on the application of accounting principles generally accepted in the United States of America. The application of these principles often requires management to make certain judgments, assumptions and estimates that may result in different financial presentations. We believe that certain accounting principles are critical in terms of understanding its consolidated financial statements. These principles include the use of estimates in accounting for contingencies and long-lived assets, accounting for derivatives and financial instruments, regulatory accounting and accounting for pension and postretirement benefits.

        Principles of Consolidations.    The consolidated financial statements include the accounts of Panhandle and all majority-owned subsidiaries, after eliminating significant intercompany transactions and balances. Investments in businesses not controlled by us, but over which we have significant influence, are accounted for using the equity method of accounting.

        Use of Estimates.    The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The principles of the Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (SFAS No. 5), guide the recording of contingent liabilities within the financial statements. Certain accounting principles require subjective and complex judgments used in the preparation of financial statements. Accordingly, a different financial presentation could result depending on the judgment, estimates or assumptions that are used. Such estimates and assumptions include, but are not specifically limited to: depreciation and amortization, interest rates, discount rates, health care trend rates, inflation rates, future commodity prices, mark-to-market valuations, investment returns, volatility in the price of Southern Union and CMS common stock, impact of new accounting standards, future costs associated with long-term contractual obligations, future compliance costs associated with environmental regulations, and continuing creditworthiness of counterparties. Although these estimates are based on management's knowledge of current expected future events, actual results could materially differ from those estimates.

        System Gas and Operating Supplies.    System gas and operating supplies consist of gas held for operations and materials and supplies, carried at the lower of weighted average cost or market. The gas held for operations that is not expected to be consumed in operations in the next twelve months has been reflected in non-current assets. All system gas and materials and supplies purchased are recorded at the lower of cost or market, while net gas received from and owed back to customers is valued at market.

        Property, Plant and Equipment.    Property, Plant and Equipment ("PP&E") is stated at cost and includes intangible assets and related amortization. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. The cost of replacements and betterments that extend the useful life of PP&E is also capitalized. The cost of repairs and replacements of minor items of PP&E is charged to expense as incurred. Depreciation and amortization is generally computed using the straight-line method.

        Gas Imbalances.    Gas imbalances occur as a result of differences in volumes of gas received and delivered. Gas imbalance in-kind receivables and payables are valued at cost or market, based on whether net imbalances have reduced or increased system gas balances, respectively. Net imbalances which have reduced system gas are valued at the cost basis of the system gas, while net imbalances which have increased system gas and are owed back to customers are priced, along with the corresponding system gas, at market.

        Fuel Tracker.    Liability accounts are maintained for net volumes of fuel gas owed to customers collectively. Trunkline records an asset whenever fuel is due from customers from prior underrecovery based on contractual and specific tariff provisions which support the treatment as an asset. Our other companies that are subject to fuel tracker provisions record an expense when fuel is under recovered. The pipelines' fuel reimbursement is in-kind and non-discountable.

        Related Party Transactions.    Prior to the Panhandle acquisition, we had a number of significant transactions with our former parent and its subsidiaries. These transactions included revenues for the transportation of natural gas for Consumers Energy Company ("Consumers"), and other CMS-affiliated entities, which were based on regulated prices, market prices and/or competitive bidding. Related party expenses included payments for services provided by affiliates and payment of overhead costs and management and royalty fees to CMS, as well as allocated benefit plan costs. Subsequent to June 11, 2003, related party expenses primarily include payments for services provided by Southern Union. Other income was primarily related to interest income from the CMS Capital note receivable. See note 5 (Related Party Transactions) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus.

        A portion of our revenues for the transportation of natural gas include revenues from Missouri Gas Energy, a division of Southern Union that is a gas utility in Kansas City, Missouri and parts of western Missouri. Contracts for services were entered into before either the initial agreement between CMS and Southern Union or closing of the Panhandle acquisition and were based on regulated prices, market prices and competitive bidding. Currently, we supply less than ten percent of Missouri Gas Energy's total gas delivery requirements. Missouri Gas Energy's volumes on Panhandle Eastern Pipe Line represents less than one percent of the total volume of that pipeline's business.

        For periods commencing with the Panhandle acquisition, we and certain of our subsidiaries are not treated as a separate taxpayer for federal and certain state income tax purposes. Instead, our income is taxable to Southern Union. We have entered into a tax sharing agreement with Southern Union pursuant to which we will be required to make payments to Southern Union in order to reimburse Southern Union for taxes that it pays on our income. In addition, our subsidiaries that are corporations will be included in consolidated and combined federal and state income tax returns filed by Southern Union. We expect that the tax sharing agreement will be modified to include provisions for apportioning the liability for taxes due with respect to these consolidated and combined returns. Our liability generally will be equal to the liability which we and our subsidiaries would have incurred based upon our taxable income if we were a taxpayer filing separately from Southern Union, except that we will receive credit for any increased liability resulting from our tax basis in our assets having been reduced as a result of the like-kind exchange under Section 1031 of the Code. In addition, Southern Union has agreed to pay over to us any indemnification payments that it receives from CMS Energy with respect to our tax liability for periods prior to the Panhandle acquisition. The tax sharing agreement can be amended from time to time. Depending upon the terms of the tax sharing agreement, our liability to Southern Union may be greater or less than the tax liability that we and our subsidiaries would have incurred if we were a corporation unaffiliated with Southern Union.

        Unamortized Debt Premium, Discount and Expense.    We amortize premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instrument.

        Environmental Expenditures.    Environmental expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

        Revenues.    Revenues on transportation, storage and terminalling of natural gas are recognized as service is provided. Receivables are subject to normal trade terms and are carried net of an allowance for doubtful accounts. Prior to final FERC approval of filed rates, we are exposed to risk that the FERC will ultimately approve the rates at a level lower than those requested. The difference is subject to refund and reserves are established, where required, for that purpose. See note 3 (Regulatory Matters) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus.

        Interest Cost Capitalized.    Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost", requires capitalization of interest on certain qualifying assets that are undergoing activities to prepare them for their intended use. Interest costs incurred during the construction period are capitalized and amortized over the life of the assets.

        Goodwill.    Goodwill represents the excess of costs over fair value of assets of businesses acquired. We adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", as of January 1, 2002. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. Our goodwill impairment test upon adoption of SFAS No. 142 in 2002 resulted in a $601 million pre-tax write-down ($369 million after-tax) under the new standard. The impact has been reflected retroactively to the first quarter of 2002 as a cumulative effect of a change in accounting for goodwill, pursuant to the requirements of SFAS No. 142.

        On June 11, 2003, Southern Union completed the Panhandle acquisition. Based on the preliminary purchase price allocations, which rely on estimates and are subject to further assessment and adjustment pending the results of outside appraisals, the acquisition results in no recognition of goodwill. The final appraisal may result in some of the purchase price being allocated to goodwill.

        Accounting for Retirement Benefits.    We follow SFAS No. 87, "Employers' Accounting for Pensions", to account for pension costs and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", to account for other postretirement benefit costs. For defined benefit plans, under certain circumstances, these statements require liabilities to be recorded on the balance sheet at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses requires the expertise of actuaries and is subject to many assumptions, including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year.

        Prior to the Panhandle acquisition, our employees participated in the CMS Pension Plan, a defined benefit retirement plan for employees of CMS and its affiliates. Upon the consummation of the Panhandle acquisition, the CMS Pension Plan assets and obligations associated with our employees, as well as obligations with respect to certain supplemental retirement benefits for management employees were retained by CMS. In addition, upon the closing of the Panhandle acquisition, our employees became ineligible to accrue additional benefits under the CMS Pension Plan or other CMS plans. Following the Panhandle acquisition, we do not maintain or participate in a defined benefit retirement plan for our employees, but instead provide benefits to substantially all employees under a defined contribution 401(k) plan. Under the 401(k) plan, we provide a matching contribution of 50 percent of the employee's contribution to the 401(k) plan that does not exceed four percent of the employee's eligible pay. In addition, we make additional contributions ranging from 4 to 6 percent of the employee's eligible pay, depending on the employee's age and years of service. We have generally retained the same active employee health insurance benefits that were offered prior to the Panhandle acquisition.

        In connection with the Panhandle acquisition, CMS, or its affiliates, also retained liabilities with respect to the post-retirement benefit plans other than pensions ("OPEB") for our retirees and employees who were eligible to retire with such benefits as of the closing of the Panhandle acquisition. CMS, or its affiliates, also retained all of the assets relating to OPEB, which were $16 million less than the liabilities retained. Following the Panhandle acquisition, we provide certain post-retirement life and health benefits to eligible, active employees ("Panhandle plan"). The accumulated post-retirement benefit obligation with respect to such post-retirement health and life benefits immediately following the acquisition is estimated to be approximately $43 million. We agreed to provide, or supplement, post-retirement health benefits under the Panhandle plan for certain employees eligible to receive retiree health benefits under the CMS plan, if the most valuable of the options under the CMS plan becomes less valuable than the most valuable option under the Panhandle plan. Currently, no benefits are expected to be provided under the Panhandle plan with respect to those eligible employees who elect to receive benefits as retirees under the CMS plan, and no liability is currently recognized for such employees.

        Accounting for Derivatives and Hedging Activities.    We utilize interest-rate related derivative instruments to manage our exposure on our debt instruments and do not enter into derivative instruments for any purpose other than hedging purposes. All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, we designate the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge).

        Interest rate swap agreements are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, we generally convert floating-rate debt into fixed-rate debt, but may also convert fixed rate debt into floating. Interest differentials to be paid or received due to swap agreements are reflected as an adjustment to interest expense. These interest rate swaps are financial derivative instruments that qualify for hedge treatment. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedge items impact earnings. Any ineffective portion of a cash flow hedge is reported in earnings immediately. For derivatives treated as a hedge of the fair value of a debt instrument, the effective portion of changes in fair value are recorded as an adjustment to the hedged debt. The ineffective portion of a fair value hedge is recognized in earnings. Upon termination of a fair value hedge of a debt instrument, the resulting gain or loss is amortized to income through the maturity date of the debt instrument.

        We are party to interest rate swap agreements with an aggregate notional amount of $204 million as of September 30, 2003 that fix the interest rate applicable to floating rate long-term debt and which qualify for hedge accounting. As of September 30, 2003, the ineffectiveness of the interest rate swap agreements is not significant. As of September 30, 2003, floating rate London InterBank Offered Rate ("LIBOR") based interest payments were exchanged for weighted fixed rate interest payments of 5.08%. As such, payments or receipts on interest rate swap agreements are recognized as adjustments to interest expense. As of June 11, 2003 (the Panhandle acquisition date), September 30, 2003 and December 31, 2002, the fair value liability position of the swaps was $27.7 million, $22.3 million and $22.4 million, respectively. As of September 30, 2003 and since the Panhandle acquisition date, an unrealized gain of $1.8 million, net of tax, was included in accumulated other comprehensive income related to these swaps, of which approximately $0.2 million, net of tax, is expected to be reclassified to interest expense during the next twelve months as the hedged interest payments occur. Current market pricing models were used to estimate fair values of interest rate swap agreements.

        Accounting for Gains and Losses on Debt Extinguishment.    Our financial statements have been revised to reflect the application of SFAS No. 145, "Rescission of Financial Accounting Standards Board ("FASB") Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical

Corrections," which dictates that gains and losses on debt extinguished are no longer classified as extraordinary items. This provision is effective for transactions occurring and financial statements issued after May 15, 2002. We adopted SFAS No. 145 and the implementation resulted in a reclassification of $1 million of amounts related to debt retirements previously reflected as Extraordinary Gain to Other Income, Net for the three and nine months ended September 30, 2002. During the third quarter of 2003, we recorded a pre-tax gain on the extinguishment of debt of approximately $6.1 million ($3.7 million, net of tax) which is classified as Other Income, Net, pursuant to the requirements of SFAS No. 145.

        Accounting for Taxes.    For federal and certain state income tax purposes, after converting to limited liability companies, we and certain of our subsidiaries are not treated as separate taxpayers. Instead, our income is taxable to Southern Union. Pursuant to a tax sharing agreement with Southern Union, which is subject to modification or amendment, we will pay our share of taxes based on its taxable income, which will generally equal the liability which would have been incurred as a separate taxpayer. We will receive credit from Southern Union for differences in tax depreciation resulting from the like-kind exchange over the taxable life of the related assets, as described in note 2 (Southern Union Acquisition) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus.

        Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or non-taxable amounts in different periods.

        Reclassifications.    Certain prior year amounts have been reclassified in the consolidated financial statements to conform to the current presentation.

New Accounting Standards

        In addition to the accounting policies discussed above, future results may be affected by a number of new accounting standards that have recently been issued, as discussed below.

        SFAS No. 143, "Accounting for Asset Retirement Obligations":    In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("ARO"), which is effective for fiscal years beginning after June 15, 2002. The standard requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted the new rules on asset retirement obligations on January 1, 2003. Adoption of the new rule resulted in an increase in net property, plant and equipment of $10 million, recognition of an asset retirement obligation of $6 million, and a cumulative effect of adoption that increased net income and stockholder's equity by $2 million, net of tax; and there were no settlements during the 2003 periods presented. Accretion expense during 2003 through June 11, 2003 was approximately $0.3 million, and $0.2 million for the period June 12 through September 30, 2003. Accretion expense for the first three quarters of 2002 would have been approximately $0.3 million on a pro forma basis as if the accounting pronouncement had been applied during such period.

        The fair value of ARO liabilities has been calculated using an expected present value technique. This technique reflects assumptions, such as costs, inflation, and profit margin that third parties would consider in order to take on the settlement of the obligation. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. No market risk premium was included in our ARO fair value estimate since a reasonable estimate could not be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, such as assets with an indeterminate life, the liability will be recognized when a reasonable estimate of fair value can be made. Generally, property such as onshore transmission assets has an indeterminate life, retirement cash flows cannot be determined and there is a low probability of a retirement date. Therefore no liability has been recorded for these assets. The initial measurement of the ARO liability for some of our offshore lateral lines is based largely on cost estimates from third parties.

        The following table is a general description of the ARO and its associated long-lived assets.

	September 30, 2003
ARO Description	In Service Date	Long Lived Assets	Amount
			(in millions)
Retire offshore lateral lines	Various	Panhandle offshore lateral lines	$9.9

        The following table is a reconciliation of the carrying amount of the ARO.

September 30, 2003 ARO Liability
					Pre-Acquisition Jan 1-June 11, 2003	Post-Acquisition June 12-September 30, 2003
Pro Forma January 1, 2002
ARO Description		January 1, 2003					Cash Flow Revisions	September 30, 2003
			Incurred	Settled	Accretion
(in millions)
Offshore laterals	$5.6	$6.0	$0.8	—	$0.3	$0.2	—	$7.3

        During the second quarter of 2003, we reclassified $27 million of negative salvage previously included in accumulated depreciation to other non-current liabilities for amounts collected for asset retirement obligations on certain assets which are not recordable as SFAS No. 143 liabilities but represent other legal obligations.

        SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement of FASB Statement No. 13, and Technical Corrections: Issued by the FASB on April 30, 2002, this Standard rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements". As a result, any gain or loss on extinguishment of debt should be classified as an extraordinary item only if it meets the criteria set forth in Accounting Principles Board Opinion (APB) No. 30, "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This provision is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 amends SFAS No. 13, "Accounting for Leases", to require sale-leaseback accounting for certain lease modifications that have similar economic impacts to sale-leaseback transactions. This provision is effective for transactions occurring and financial statements issued after May 15, 2002. We have adopted SFAS No. 145 and the implementation resulted in a reclassification of $1 million of amounts related to debt retirements which were previously reflected as Extraordinary Gain to Other Income, Net for the three and nine months ended September 30, 2002. During the third quarter of 2003, we recognized a $6.1 million ($3.7 million, net of tax) gain on debt extinguishment and is classified as Other Income, Net, pursuant to the requirements of SFAS No. 145.

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities": Issued by the FASB in July 2002, this standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 supersedes previous accounting guidance, FASB's Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This standard is effective for exit or disposal activities initiated after December 31, 2002. The scope of SFAS No.146 includes, (1) costs related to termination benefits of employees who are involuntarily terminated, (2) costs to terminate a contract that is not a capital lease, and (3) costs to consolidate facilities or relocate employees. Any future exit or disposal activities that we may engage in will be subject to the provisions of this statement. We adopted SFAS No. 146 during the first quarter of 2003 and have determined the application of SFAS No. 146 has no material impact on our consolidated financial position or results of operations.

        SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123": Issued by the FASB in December 2002, this standard provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of the statement are effective as of December 31, 2002 and interim disclosure provisions are effective for interim financial reports starting in 2003. We have adopted the fair value based method of accounting for stock-based employee compensation effective December 31, 2002, the amounts of which were immaterial during the fourth quarter of 2002, applying the prospective method of adoption which requires recognition of all employee awards granted, modified, or settled after the beginning of the year in which the recognition provisions are first applied. We adopted SFAS No. 148 for new awards granted since January 1, 2002, which resulted in no expense recorded during the 2003 periods presented. CMS retained financial responsibility for all stock options issued prior to June 11, 2003, and no options have been subsequently granted.

        SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities": In April 2003, the FASB issued SFAS No. 149, which is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The standard (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, and (4) amends certain other existing pronouncements. We adopted SFAS No. 149 during the third quarter of 2003 and have determined that the application of SFAS No. 149 has no material impact on our business, financial position or results of operations.

        SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity": On May 15, 2003, the FASB issued SFAS No. 150, which requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, this statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 has not had a significant impact on our business, financial position or results of operations.

        FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others": Issued by the FASB in November 2002, the interpretation expands on existing disclosure requirements for most guarantees, and clarifies that at the time a company issues a guarantee the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The interpretation is effective for guarantees issued or modified on and after January 1, 2003. For contracts that are within the initial recognition and measurement provision of this interpretation, the provisions are to be applied to guarantees issued or modified after December 31, 2002. Implementation of the standard had no material impact on our business, financial position or results of operations during the 2003 periods presented.

        FASB Interpretation No. 46, "Consolidation of Variable Interest Entities":    Issued by the FASB in January 2003 is an interpretation of ARB No. 51. This interpretation defines a variable interest entity as a legal entity whose equity owners do not have sufficient equity at risk and/or a controlling financial interest in the entity. This standard requires a company to consolidate a variable interest entity if it is allocated a majority of the entity's losses and/or returns, including fees paid by the entity. The adoption of FIN No. 46 had no material impact on our business, financial position or results of operations.

        On October 9, 2003, the FASB issued FASB Staff Position, FSP FIN No. 46-6, Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This staff position deferred certain aspects of FIN No. 46 to the fourth quarter of 2003. Panhandle is in the process of studying the interpretation.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks primarily from changes in interest rates as a result of its issuance of variable-rate debt and fixed-rate debt and from interest rate swap agreements. For a discussion of our debt, see note 10 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus. For a discussion of our interest rate swap agreements, see note 9 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus. We use a combination of fixed and variable-rate debt, as well as interest rate swaps to manage and mitigate interest rate risk exposure when deemed appropriate, based on market conditions. These strategies attempt to provide and maintain the lowest cost of capital.

        Our note receivable with CMS Capital utilized a variable interest rate and was subject to market changes. This note was retired in connection with the Panhandle acquisition.

Results of Operations

Net Income (Loss)

        On June 11, 2003, Southern Union acquired Panhandle from CMS. The acquisition was accounted for using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America with Panhandle allocating the purchase price paid by Southern Union to Panhandle's net assets as of the acquisition date based on preliminary estimates. Accordingly, the post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. The heavy black line separating January 1 through June 11, 2003 from June 12 through September 30, 2003 relates to the Panhandle acquisition. However, since results for the matching prior year stub periods are not available the results of operations below are being presented on a combined pre-acquisition and post-acquisition basis and we view this presentation as meaningful in discussing our operating results. Assets acquired and liabilities assumed are recorded at their estimated fair value and are subject to further assessment and adjustment pending the results of outside appraisals of the assets acquired and liabilities assumed, which are expected to be completed by December 31, 2003. The most significant impacts of the new basis of accounting going forward are expected to be, based on preliminary estimates, higher depreciation expense due to the step-up of depreciable assets and assignment of purchase price to certain amortizable intangible assets, and lower interest costs (though not cash payments) for the remaining life of debt due to its revaluation and related debt premium amortization.

Results of Operations

Net Income (Loss)

September 30, 2003
(in millions)
Three month presentation
Three months ended September 30, 2003 (Post-acquisition)	$20
Three months ended September 30, 2002 (Pre-acquisition)	13

Change	$7

Nine month presentation
January 1 - June 11, 2003 (Pre-acquisition)	$50
June 12 - September 30, 2003 (Post-acquisition)	25

Combined nine months ended September 30, 2003	75
Nine months ended September 30, 2002 (Pre-acquisition)	(315)

Change	$390

Net Income (in millions)
Reasons For The Change:	Three Months Change
Reservation revenue	$2
LNG terminalling revenue	1
Commodity revenue	2
Equity and other revenue	1
Operation, maintenance and general	(3)
Depreciation and amortization	(3)
General taxes	(2)
Other income, net	4
Interest expense	9
Minority interest	1
Income taxes	(5)

Total	$7

Reasons For The Change:	Post- Acquisition June 12- September 30, 2003	Pre- Acquisition January 1- June 11, 2003	Combined Nine Months Ended September 30, 2003	Pre-Acquisition Nine Months Ended September 30, 2002	Nine Months Change
	(in millions)
Reservation revenue	$97	$161	$258	$249	$9
LNG terminalling revenue	19	27	46	44	2
Commodity revenue	20	36	56	47	9
Equity and other revenue	3	10	13	7	6
Operation, maintenance and general	(63)	(91)	(154)	(150)	(4)
Depreciation and amortization	(20)	(23)	(43)	(40)	(3)
General taxes	(9)	(12)	(21)	(17)	(4)
Other income, net	7	6	13	8	5
Interest charges	(13)	(36)	(49)	(57)	8
Income taxes	(16)	(30)	(46)	(35)	(11)
Minority interest	—	—	—	(3)	3
Extraordinary item	—	—	—	1	(1)
Cumulative effect of change in accounting principles	—	2	2	(369)	371

Total	$25	$50	$75	$(315)	$390

        For the three months ended September 30, 2003, we had net income of $20 million. The increase of $7 million from the three months ended September 30, 2002 is primarily due to higher natural gas transportation volumes resulting from colder weather in 2003 and low storage volumes leading to heavier storage refill volumes being transported by customers.

        For the combined nine months ended September 30, 2003, we had net income of $75 million. The increase of $390 million from the nine months ended September 30, 2002 is primarily due to a goodwill impairment charge of $601 million ($369 million after-tax) in the first quarter of 2002 which was recorded in conjunction with the adoption of SFAS No. 142 and higher natural gas transportation volumes.

        Reservation Revenue:    For the three and combined nine months ended September 30, 2003, reservation revenue increased $2 million and $9 million, respectively, compared to 2002, due to higher average reservation rates realized on Panhandle due to increased demand during the period.

        LNG Terminalling Revenue:    For the three and combined nine months ended September 30, 2003, LNG terminalling revenue increased $1 million and $2 million, respectively, compared to the same time period in 2002 due to higher LNG volumes on the BG LNG Services contract. Trunkline LNG's 22-year agreement with BG LNG Services for the existing uncommitted long-term capacity at the LNG facility became effective in January 2002. See note 3 (Regulatory Matters) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus.

        Commodity Revenue:    For the three and combined nine months ended September 30, 2003, commodity revenue increased $2 million and $9 million, respectively, compared to the same time period in 2002. The change in the three and combined nine months ended September 30, 2003 was primarily due to an increase in commodity volumes. Volumes increased 14 percent for the months ended September 30, 2003 compared to the same time period during 2002 and 12 percent for the combined nine months ended September 30, 2003, compared to the same time period during 2002 primarily due to a colder winter in the midwest market area during the first quarter of 2003 and heavier volumes transported to fill storage in the second and third quarters of 2003.

        Equity and Other Revenue:    Equity and other revenue for the three and combined nine months ended September 30, 2003 increased $1 million and $6 million, respectively, compared to the same time period in 2002. The sale of Panhandle's one-third equity interest in Centennial in February 2003, which had been written down to the estimated selling price in the fourth quarter of 2002, resulted in no income recognition for the Centennial equity investment during the first quarter of 2003, while start-up related losses of $2 million and $5 million occurred during the three and nine months ended September 30, 2002, respectively. In addition, gas imbalance cash-out gains in the first quarter of 2003, recouping prior losses, were comparable to a gain of $4 million for the settlement of Order 637 matters related to capacity release and imbalance penalties during the first quarter of 2002. See note 3 (Regulatory Matters) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus.

        Operation, Maintenance and General:    Operation, maintenance and general expenses increased by $3 million and $4 million for the three and combined nine months ended September 30, 2003, compared to the same time period during 2002, primarily due to higher benefit costs, under recovered Panhandle fuel costs and higher power and fuel costs offset partially by lower corporate charges, which were down approximately $2 million.

        Depreciation and Amortization:    Depreciation and amortization increased by $3 million for the three and combined nine months ended September 30, 2003 compared to the same time period in 2002 primarily due to the step-up of depreciable assets and assignment of purchase price to certain shorter-lived amortizable intangible assets related to the Panhandle acquisition offset partially by certain intangible assets becoming fully depreciated in March 2003.

        General Taxes:    General taxes increased by $2 million and $4 million for the three and combined nine months ended September 30, 2003 primarily due to higher franchise and payroll taxes.

        Other Income, Net:    Other income, net, for the three and combined nine months ended September 30, 2003, increased $4 million and $5 million, respectively, compared to the same time period in 2002, primarily due to a $6 million gain on debt extinguishment in 2003 partially offset by a $1 million gain recorded in 2002.

        Interest Charges:    Interest charges for the three and combined nine months ended September 30, 2003 decreased $9 million and $8 million, respectively, compared to the same time period in 2002 due to elimination of interest on $129 million of long-term debt principal retired in April 2002 and May 2002, amortization of debt premiums of $4.5 million and $6.4 million for the three and combined nine months ended September 30, 2003, respectively, which were recorded in purchase accounting related to the Panhandle acquisition and reduced interest charges associated to the Panhandle tender offer. For further discussion of our long-term debt and guarantees, see note 7 (Commitments and Contingencies—Other Commitments and Contingencies) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus.

        Minority Interest:    Minority interest decreased $1 million and $3 million for the three and combined nine months ended September 30, 2003, respectively, compared to the same time period in 2002 due to our purchasing Dekatherm Investor Trust's interest in LNG Holdings, a directly and indirectly wholly- owned subsidiary of Panhandle Holdings, LLC, during November 2002 for approximately $41 million. As a result, we own 100 percent of LNG Holdings and therefore no minority interest exists subsequent to that purchase.

        Income Taxes:    Income taxes during the three and combined nine months ended September 30, 2003, compared to the same time period in 2002, increased $5 million and $11 million, respectively, due to increases in pretax income, which reflects an effective tax rate of approximately 39 percent and 40 percent for the nine month combined periods ended September 30, 2003 and September 30, 2002, respectively.

Results Of Operations

Net Income (Loss)

	Years Ended December 31,
	2002	2001	Change
	(in millions)
Net Income (Loss)	$(300)	$54	$(354)
Change From Prior Year	2002 vs. 2001
(in millions)
Reservation revenue	$(3)
LNG terminalling revenue	(17)
Commodity revenue	(7)
Equity earnings and other revenue	(3)
Operation, maintenance, administrative and general	48
Depreciation and amortization	18
General Taxes	5
Other income, net	(24)
Interest charges	7
Minority interest	(4)
Income taxes	(8)
Extraordinary item	3
Cumulative effect of change in accounting principle, net of tax	(369)

Total change	$(354)

        For the year 2002, we incurred a net loss of $300 million, a decrease of $354 million from the corresponding period in 2001 due primarily to a goodwill impairment charge of $601 million ($369 million after-tax) which was recorded in compliance with SFAS No. 142. SFAS No. 142 requires that goodwill no longer be amortized over an estimated useful life, but rather goodwill amounts are subject to a fair-value based impairment assessment.

        Reservation Revenue:    For the twelve months ended December 31, 2002, reservation revenue decreased $3 million compared to the same time period during 2001, due to the impact of Trunkline's rate settlement effective May 2001 and less capacity sold, primarily due to the conversion of Trunkline's 26-inch pipeline to liquids service after the first quarter of 2001.

        LNG Terminalling Revenue:    For the twelve months ended December 31, 2002, LNG terminalling revenue decreased $17 million compared to the same time period during 2001. In May 2001, Trunkline LNG signed an agreement with BG LNG Services that provides for a 22-year contract for the existing uncommitted long-term capacity at the company's facility. The 22-year contract resulted in reduced revenues from 2001 levels but we expect reduced revenue volatility going forward. The new contract, in conjunction with new rates which became effective in January 2002, along with higher natural gas prices in the first nine months of 2001, resulted in reduced revenues for Trunkline LNG from 2001 levels. See note 3 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus for a discussion of related regulatory matters.

        Commodity Revenue:    For the twelve months ended December 31, 2002, commodity revenue decreased $7 million compared to the same time period during 2001, primarily due to decreased natural gas transportation volumes. Volumes decreased 6 percent in the twelve months of 2002 versus 2001 due to higher storage levels entering the summer months of 2002, which reduced transportation volumes to fill storage in the second and third quarters of 2002, and an unseasonably mild winter in the Midwest market area in early 2002.

        Equity Earnings and Other Revenue:    Equity earnings and other revenue for the twelve months ended December 31, 2002 decreased $3 million compared to the same time period during 2001. The decreases were primarily due to start-up related losses of $8 million related to the Centennial Pipeline equity investment. Other revenue for the twelve months ended December 31, 2002 includes a non-recurring gain of $4 million for the settlement of Order 637 matters related to capacity release and imbalance penalties, equaling a non-recurring gain related to the settlement of a gas purchase contract in the first quarter of 2001. See note 3 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus for a discussion of related regulatory matters.

        Operation, Maintenance, Administrative and General:    Operation, maintenance, administrative and general expenses were reduced by $48 million for the twelve months ended December 31, 2002, compared to the same time period during 2001. Our operating expenses were lower due to $23 million of lower of cost or market adjustments to our system balancing gas recorded in 2001. Expenses also decreased by $25 million compared to the same time period during 2001 due to reduced corporate charges, benefit costs and property and liability insurance costs and related losses. Benefit costs were lower due to reduced incentive plan payouts for 2001 approved in 2002, as well as no incentive plan payouts being approved by the CMS Energy Board of Directors for 2002.

        Other Operating Expenses:    Other operating expenses were reduced by $23 million for the twelve months ended December 31, 2002, compared to the same time period during 2001, due to a reduction in depreciation and amortization expense of $18 million, primarily due to adoption of SFAS No. 142. SFAS No. 142 provides that goodwill is no longer subject to amortization. Instead, goodwill amounts are subject to a fair-value based impairment assessment. We have completed the initial goodwill impairment testing upon adoption of SFAS 142 which resulted in a $601 million pretax write-down ($369 million after-tax) under the new standard, restated to the first quarter of 2002, and have reflected such change as a cumulative effect of change in accounting for goodwill. For further information on our significant accounting policies and goodwill impairment, see note 2 and note 4 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus.

        Other Income, Net:    Other income, net, for the twelve months ended December 31, 2002 decreased $24 million compared to 2001, primarily due to a $26 million pre-tax write-down of the Centennial investment in December 2002. Interest income from CMS Capital was flat with 2001 at $9 million.

        Interest Charges:    Interest charges for the twelve months ended December 31, 2002, compared to the same time period during 2001, were reduced by $7 million primarily due to $319 million of reductions of long-term debt principal in December 2001, April 2002 and May 2002, partially offset by additional debt of LNG Holdings. In March 2002, we executed a fixed-to-floating interest rate swap with notional amounts totaling $175 million related to existing notes to take advantage of lower short-term interest rates, which reduced interest expense on our consolidated income statement compared to the prior year. In June 2002, the swaps were unwound to monetize an increase in the market value of the fixed to floating rate position. The resulting cash gain of approximately $3 million is being amortized to income through the second and third quarters of 2004, which are the maturity dates of the original debt instruments that were hedged. Interest cost decreases due to reductions in debt principal and amortization of the gain on the swaps unwind were partially offset by credit fees and other interest charges of $3 million during 2002 related to Centennial, Guardian and LNG Holdings. For further discussion of our long-term debt and guarantees, see note 12 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus.

        Minority Interest:    Minority interest increased $4 million due to an interest in LNG Holdings being held by a third party from December 2001 until November 2002.

        Income Taxes:    Income taxes during the twelve months ended December 31, 2002, compared to the same time period during 2001, increased $8 million due to corresponding changes in pretax income.

Results Of Operations

  Net Income

	Years Ended December 31,
	2001	2000	Change
	(in millions)
Net Income	$54	$64	$(10)

        For the year 2001, net income was $54 million, a decrease of $10 million from the corresponding period in 2000 due primarily to lower reservation revenues, higher operating expenses, and an extraordinary loss on debt extinguishment in 2001, partially offset by higher LNG terminalling revenues in 2001. Total natural gas volumes delivered for the year 2001 decreased 3 percent from 2000 primarily due to lower transportation volumes for Panhandle Eastern Pipe Line.

Pretax Operating Income

Change From Prior Year	2001 vs. 2000
(in millions)
Reservation revenue	$(11)
LNG terminalling revenue	35
Commodity revenue	9
Other revenue	(2)
Operations, maintenance	(26)
Administration and general	(13)
Depreciation and amortization	(4)
General taxes	(4)

Total change	$(16)

        Reservation Revenue:    For the twelve months ended December 31, 2001, reservation revenues were lower, continuing a trend from prior years.

        LNG Terminalling Revenue:    For the twelve months ended December 31, 2001, LNG terminalling revenues increased $35 million from the corresponding period in 2000 due primarily to increased LNG demand due to extremely high gas prices in early 2001.

        Operation, Maintenance, Administrative and General:    Operation, maintenance, administrative and general expenses for the twelve months ended December 31, 2001, increased $39 million from the corresponding period in 2000 due primarily to $23 million of lower of cost or market adjustments to our current supply of system gas, higher corporate charges, insurance costs and expenses for twelve months in 2001 for Sea Robin versus only ten months in 2000.

Commitments and Contingencies

  Capital Expenditures

        We estimate our expenditures associated with the LNG terminal expansion to be $22 million for the remainder of 2003, $65 million in 2004 and $28 million in 2005. These estimates were developed for budgetary planning purposes and are subject to revision.

  Litigation

        We are involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, we have made accruals in accordance with SFAS No. 5 in order to provide for such matters. Our management believes the final disposition of these proceedings will not have a material adverse effect on our business, financial condition or results of operations.

  Environmental Matters

        Our interstate natural gas transportation operations are subject to federal, state and local regulations regarding water quality, air emissions, hazardous and solid waste disposal and other environmental matters.

        We have identified environmental contamination at certain sites on our gas transmission systems and have undertaken cleanup programs at these sites. The contamination resulted from the past use of lubricants containing polychlorinated bi-phenyls ("PCBs") in compressed air systems; the past use of paints containing PCBs; and the prior use of wastewater collection facilities and other on-site disposal areas. We have developed and are implementing a program to remediate such contamination in accordance with federal, state and local regulations. Some remediation is being performed by former affiliates of ours in accordance with indemnity agreements that also indemnify against certain future environmental litigation and claims.

        As part of the cleanup program resulting from contamination due to the use of lubricants containing PCBs in compressed air systems, Panhandle Eastern Pipe Line and Trunkline have identified PCB levels above acceptable levels inside the auxiliary buildings that house the air compressor equipment at thirty-two compressor station sites. We have developed and are implementing a United States Environmental Protection Agency ("EPA") approved process to remediate this PCB contamination in accordance with federal, state and local regulations. Two sites have been decontaminated per the EPA approved process as prescribed in the EPA regulations.

        At some locations, PCBs have been identified in paint that was applied many years ago. In accordance with EPA regulations, we are implementing a program to remediate sites where such issues have been identified during painting activities. If PCBs are identified above acceptable levels, the paint is removed and disposed of in an EPA-approved manner. Approximately 15 percent of the paint projects in the last few years have required this special procedure.

        The Illinois Environmental Protection Agency ("Illinois EPA") notified Panhandle Eastern Pipe Line and Trunkline, together with other non-affiliated parties, of contamination at three former waste oil disposal sites in Illinois. We and 21 other non-affiliated parties conducted an initial voluntary investigation of one of the sites, located in the city of Springfield. Based on the information found during the initial investigation, we and the 21 other non-affiliated parties have decided to further delineate the extent of contamination by authorizing a Phase II investigation at this site. Once data from the Phase II investigation is evaluated, we and the 21 other non-affiliated parties will determine what additional actions will be taken. Since these events, Panhandle has learned that Illinois EPA has transferred this site to the EPA. Further discussion with the EPA is scheduled in December 2003 to discuss future plans for the site. Panhandle Eastern Pipe Line's and Trunkline's estimated share for the costs of assessment and remediation of the sites, based on the volume of waste sent to the facilities, is approximately 17 percent.

        We expect these cleanup programs to continue for several years and estimate our share of remaining cleanup costs not indemnified by Duke Energy Corporation ("Duke Energy"), a non-affiliated company, to range from $11 million to $18 million. We have accrued approximately $15 million of such costs, of which $4 million is included in Other Current Liabilities for the estimated current amounts and $11 million is included in Other Non-current Liabilities on the Consolidated Balance Sheet at September 30, 2003. At December 31, 2002, we had $4 million included in Other Current Liabilities and $18 million included in Other Non-current Liabilities.

  Air Quality Control

        In 1998, the EPA issued a final rule on regional ozone control that requires us to place controls on engines in five Midwestern states. The part of the rule that affects us was challenged in court by various states, industry and other interests, including Interstate Natural Gas Association of America ("INGAA"), an industry group to which we belong. In March 2000, the court upheld most aspects of the EPA's rule, but agreed with INGAA's position and remanded to the EPA the sections of the rule that affected us. The final rule is expected no earlier than early 2004. Based on an EPA guidance document negotiated with gas industry representatives in 2002, it is believed that we will be required to reduce nitrogen oxide ("Nox") emissions by 82% on the identified large internal combustion ("IC") engines and will be able to trade off engines within a company and State in an effort to create a cost effective Nox reduction solution. The implementation date is expected to be May 2007. The rule impacts 20 large internal combustion engines on the Panhandle system in Illinois and Indiana at an estimated cost of $17 million for capital improvements through 2007, based on current projections.

        In 2002, the Texas Commission on Environmental Quality enacted the Houston/Galveston SIP regulations requiring reductions in nitrogen oxide emissions in an eight-county area surrounding Houston. Trunkline's Cypress compressor station is affected and may require the installation of emission controls. In 2003, the new regulations will also require all certain grandfathered facilities to enter into a new source permit program which may require the installation of emission controls at five additional facilities. The rule affects six company facilities in Texas at an estimated cost of $12 million for capital improvements through 2007, based on current projections.

        EPA proposed various Maximum Achievable Control Technology ("MACT") rules in late 2002 and early 2003. The rules require that Panhandle Eastern Pipe Line and Trunkline control Hazardous Air Pollutants ("HAPS") emitted from major sources by 90% of carbon monoxide ("CO") emissions. Most of Panhandle Eastern Pipe Line and Trunkline compressor stations are major sources. The HAP's pollutant of concern for Panhandle Eastern Pipe Line and Trunkline is formaldehyde. As proposed, the rule seeks to reduce CO emissions as a surrogate for formaldehyde. For IC engines, the control technology would be the use of non-selective catalytic reduction catalysts and the expected implementation date is February 2007. For turbines, the control technology would be the use of oxidation catalysts and the expected implementation date is December 2007. Panhandle Eastern Pipe Line and Trunkline have 28 IC engines and two turbines subject to the rules. It is expected that compliance with these regulations will cost an estimated $8 million, based on current projections.

  Retirement Benefits

        Until June 11, 2003, we, through our former parent company, participated in a non-contributory defined benefit retirement plan which covered most employees with a minimum of one year vesting service and provided additional retirement benefits under a number of different plans, including certain health care and life insurance under OPEB, benefits to certain management employees under SERP, and benefits to substantially all our employees under a defined benefit pension plan and a defined contribution 401(k) plan. No portion of the assets or liabilities related to the defined benefit retirement plan and OPEB plan was transferred in the Panhandle acquisition. Our employees, following the Panhandle acquisition, are no longer eligible to accrue benefits or make contributions to these plans.

        Following the Panhandle acquisition, we instituted certain retiree, health care and life insurance benefits under OPEB and added certain benefits to substantially all of our employees under a defined contribution 401(k) plan. We now offer a contribution match of 50 percent of the employee's contribution up to four percent of salary; therefore our contribution is limited to two percent of such employee's salary. We also make additional contributions ranging from 4 to 6 percent of the employee's eligible pay based on age and years of service. We have generally retained the same active employee health insurance benefits that were offered prior to the Panhandle acquisition. The new OPEB plan resulted in the recording of a $43 million liability as of June 11, 2003 and we continue to fund the plan at approximately $8 million per year. Since retirement eligible active employees have primary coverage through a benefit they are eligible to receive from CMS, no liability is currently recognized for these employees under the new Panhandle plan.

  Other Commitments and Contingencies

        In 1993, the U.S. Department of the Interior announced its intention to seek, through its Minerals Management Service ("MMS"), additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements and buyouts and buydowns of gas sales contracts with natural gas pipelines. Panhandle Eastern Pipe Line and Trunkline, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact, which are likely to take substantial time to resolve. If required to reimburse or indemnify the producers, Panhandle Eastern Pipe Line and Trunkline may file with FERC to recover a portion of these costs from pipeline customers. Our management believes these commitments and contingencies will not have a material adverse effect on our business, financial condition or results of operations.

        In conjunction with Panhandle acquisition, we initiated a workforce reduction initiative designed to reduce the workforce by approximately 5 percent. The workforce reduction initiative was an involuntary plan with a voluntary component, and was fully implemented by the end of the third quarter of 2003. Total estimated workforce reduction initiative costs are approximately $9 million which are a portion of the $30 million of additional transaction costs incurred. See note 2 (Southern Union Acquisition) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus

        Hope Land Mineral Corporation contends that it owns the storage rights to property that contains a portion of our Howell storage field. During June 2003, the Michigan Court of Appeals reversed the trial court's previous order, which had granted summary judgment in favor of us and dismissed the case. We filed an appeal of the Court of Appeals order with the Michigan Supreme Court. We do not believe the outcome of this case will have a material adverse effect on our business, financial condition or results of operations.

        On September 10, 2003, we provided a guarantee to CB&I Constructors, Inc., for the full performance by Trunkline LNG, our subsidiary, of the engineering, procurement and construction contract (the "contract") between Trunkline LNG and CB&I Constructors, Inc. The contract is for the construction of the expansion of the Trunkline LNG Lake Charles facility, and covers approximately $90 million of the remaining cost of the expansion over the next three years. Under the terms of the guarantee, we would be required to perform should Trunkline LNG be in default of its obligation, as it relates to services already rendered. The terms of this guarantee, in general, coincides with the terms of the underlying agreement. There are no amounts being carried as liabilities for our obligations under these guarantees.

Liquidity And Capital Resources

  Operating Activities

        Available sources of liquidity, including new borrowings from capital markets are expected to cover the refinance obligations of existing debt, of which $146 million of principal matures in March 2004 and an additional $52 million matures in August 2004. Based on our current level of operations, management believes that cash flow from operations and available cash will be adequate to meet other liquidity needs for at least the next 12 months, although no assurances can be given as to the sufficiency of cash flows or the ability to refinance existing obligations. Future operating performance and ability to extend or refinance our indebtedness will be dependent on future economic conditions and financial, business and other factors beyond our control. See "Risk Factors."

  Investing Activities

        Historically, our capital requirements have generally been satisfied through operating cash flow, except that we rely on access to capital markets for refinancing maturing debt and extraordinary capital expenditures. Capital expenditures associated with the Lake Charles LNG terminal expansion are estimated to be $22 million for the remainder of 2003, $65 million in 2004 and $28 million in 2005. These estimates have been developed for budget planning purposes and are subject to revision.

  Financing Activities

        In June and July of 2002, the major debt ratings services lowered their ratings on our senior unsecured debt from BBB to BB based on concerns surrounding the liquidity and debt levels of CMS, our former indirect parent. Following the Panhandle acquisition, Fitch Ratings, Inc. and Standard & Poors restored our ratings to BBB and Moody's raised its rating on Panhandle to Baa3. Our senior unsecured note provisions are not directly impacted by debt rating changes, but are subject to other requirements such as the maintenance of a fixed charge coverage ratio and a leverage ratio which restrict certain payments if not maintained and limitations on liens. At September 30, 2003, we were subject to a $114 million limitation on additional restricted payments, including dividends and loans to affiliates. At September 30, 2003, we were in compliance with all covenants.

        At September 30, 2003, we had scheduled debt payments of $3 million, $210 million, $13 million, $14 million, $232 million and $749 million for the remainder of 2003 and for the years 2004 through 2007 and thereafter, respectively.

        Based on the terms of an agreement between Southern Union and the Missouri Public Service Commission ("MPSC"), Southern Union is prohibited from making loans to or investing additional funds in us or providing any guarantees of our obligations without prior approval by the MPSC. See "Southern Union Acquisition and Restructuring."

        In July 2003, we announced the Panhandle tender offer for any and all of the $747 million outstanding principal amount of five of our series of existing notes outstanding at that point in time and also the Panhandle redemption which called for the redemption of all of the outstanding $135 million principal amount of our two series of the redeemed debentures that were outstanding. We repurchased approximately $378 million of the principal amount of our outstanding debt through the Panhandle tender offer for total consideration of approximately $396 million including accrued interest through the purchase date. We redeemed approximately $135 million of the redeemed debentures for total consideration of $139 million including the specified call premium, including accrued interest through the redemption dates. As a result of these transactions, we recorded a pre-tax gain on the extinguishment of debt of approximately $6.1 million ($3.7 million, net of tax) in the third quarter of 2003 due to increases in interest rates subsequent to the acquisition date, which has been classified as Other Income, Net, pursuant to the requirements of SFAS No. 145. In August 2003, we issued

$550 million of new five and ten year senior notes principally to refinance the existing notes and redeemed debentures. Also in August and September 2003, we repurchased $3.2 million principal amount of our existing notes on the open market through two transactions for total consideration of $3.4 million, including accrued interest through the repurchase date. Listed below are the principal amounts of existing notes tendered and purchased (less premiums) as of August 14, 2003.

Existing Notes	Principal Amount Tendered and Purchased (less premiums)
6.125% senior notes due 3/15/04	$144,420,000
7.875% senior notes due 8/15/04	$47,545,000
6.500% senior notes due 7/15/09	$98,357,000
8.250% senior notes due 4/1/10, series B	$18,350,000
7.000% senior notes due 7/15/29	$69,585,000

        On September 10, 2003, we provided a guarantee to CB&I Constructors, Inc. for the full performance by Trunkline LNG, its subsidiary, of the contract between Trunkline LNG and CB&I Constructors, Inc. See note 7 (Commitments and Contingencies) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus

Other Matters

  Customer Concentration

        For the nine months ended September 30, 2003, sales to Proliance Energy, LLC, a nonaffiliated local distribution marketer company and gas marketer, accounted for 16 percent of our consolidated revenues.

        Sales to BG LNG Services, a nonaffiliated gas marketer, accounted for 16 percent, and sales to subsidiaries of CMS, the former indirect parent, also accounted for 13 percent of our consolidated revenues. No other customer accounted for 10 percent or more of consolidated revenues during the same period. Aggregate sales to our top 10 customers accounted for 71 percent of revenues for the nine months ended September 30, 2003.

        During the first nine months of 2002, sales to Proliance Energy, LLC accounted for 15 percent of our consolidated revenues, sales to BG LNG Services LLC accounted for 13 percent and sales to subsidiaries of CMS Energy accounted for 13 percent of our consolidated revenues. No other customer accounted for 10 percent or more of consolidated revenues during the same period. Aggregate sales to our top 10 customers accounted for 67 percent of revenues during the first nine months of 2002.

Off-Balance Sheet Arrangements And Aggregate Contractual Obligations

        The Commission has adopted new rules that require companies to provide, in a separate captioned subsection of the "Management's Discussion and Analysis of Financial Conditions and Results of Operations," a comprehensive explanation of its off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the company that is material to investors. As of December 31, 2002, we had guarantees related to the Centennial and Guardian pipeline projects of $50 million and $60 million, respectively, and a letter of credit for $63 million supporting the Guardian guarantee. We have since been released from these guarantees and the letter of credit obligation has been transferred to CMS Gas Transmission. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources."

  Contractual Commitments

        We have contractual obligations with regard to future payments of operating leases and natural gas storage service. The following table summarizes our expected contractual obligations and commitments at September 30, 2003.

	Remainder 2003	2004	2005	2006	2007	Thereafter	Total
	(in millions)
Operating Leases(1)	$3	$12	$11	$10	$3	$4	$43
Storage contracts(2)	$3	$10	$9	$9	$9	$64	$104

Total	$6	$22	$20	$19	$12	$68	$147

(1)
Lease of various assets utilized for operations

(2)
Charges for third party storage capacity

Cash Management

        FERC issued Order No. 634, effective December 1, 2003. Order No. 634 requires all FERC-regulated entities that participate in cash management programs (i) to establish and file with FERC for public review written cash management procedures including specification of duties and responsibilities of cash management program participants and administrators, specification of the methods for calculating interest and allocation of interest income and expenses, and specification of any restrictions on deposits or borrowings by participants, and (ii) to document monthly cash management activity. Order No. 634 also requires a FERC-regulated entity to notify FERC within 45 days when its proprietary capital ratio falls below 30 percent or subsequently returns to or exceeds 30 percent. In compliance with FERC Order No. 634, we filed our cash management plan with FERC on December 11, 2003.

New FERC Reporting Requirements

        On June 29, 2003, the FERC proposed substantial new quarterly reporting requirements for each FERC-regulated entity. The Notice of Proposed Rulemaking ("NOPR") is proposed to be effective for reporting first quarter 2004 results. We are currently studying the implications of the NOPR to Panhandle Eastern Pipe Line, Trunkline, Trunkline LNG, Sea Robin and Southwest Gas Storage.

Marketing Affiliate Notice Of Proposed Rulemaking

        In September 2001, the FERC issued a NOPR proposing to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how energy affiliates conduct business and interact with interstate pipelines. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, result in additional administrative and operational burdens.

Pipeline Safety Notice Of Proposed Rulemaking

        On December 12, 2003 the Office of Pipeline Safety of the U.S. Department of Transportation issued a final rule entitled, "Pipeline Integrity Management in High Consequence Areas." The new rule requires pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Although we cannot predict the actual costs of compliance with this rule, we do not expect the order to have a material effect on us.

Controlled Group Pension Liabilities

        Southern Union (including certain of its divisions) sponsors a number of defined benefit pension plans arising from any of its (including any of its present or former divisions) or a predecessor's business at some time before or when Southern Union acquired us. Under applicable pension and tax laws, upon being acquired by Southern Union, each of us and our subsidiaries became a member of Southern Union's "controlled group" with respect to those plans, and, along with Southern Union and any other members of that group, is jointly and severally liable for any failure by Southern Union (along with any other persons that may be or become a sponsor of any such plan) to fund any of these pension plans or to pay any unfunded liabilities that these plans may have if they are ever terminated. In addition, if any of the obligations of any of these pension plans is not paid when due, a lien in favor of that plan or the Pension Benefit Guaranty Corporation may be created against the assets of each member of Southern Union's controlled group, including us and each of our subsidiaries. As of June 30, 2003, the aggregate amount of the projected benefit obligations of these pension plans was approximately $337 million and the estimated fair value of all of the assets of these plans was approximately $237 million.

BUSINESS

        The following discussion highlights certain important facts regarding us, our subsidiaries and our current and proposed business activities.

Overview

        We operate a large natural gas pipeline network, consisting of over 10,000 miles of pipeline and a LNG regasification plant. The pipeline network, consisting of the Panhandle transmission system, the Trunkline Gas Company transmission system and the Sea Robin transmission system, provides over 500 customers in the Midwest and Southwest with a comprehensive array of transportation and storage services. Our pipeline network transports an estimated 6% of the natural gas consumed in the United States and an estimated 20% of the natural gas consumed in the Midwest. Our major customers include 25 utilities located primarily in the United States Midwest market area, which encompasses large portions of Illinois, Indiana, Michigan, Missouri, Ohio and Tennessee. We refer to the pipeline businesses of Panhandle and our subsidiary, Trunkline Gas Company, LLC, as the "interstate transmission and storage operations."

Interstate Transmission and Storage Operations

        Our interstate transmission and storage operations have approximately 10,400 miles of pipeline in the United States. With approximately 6,500 miles of pipeline, our Panhandle natural gas transmission system consists of four large diameter pipelines extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana, Ohio and into Michigan. Our Trunkline transmission system consists of two large diameter pipelines with an aggregate of approximately 3500 miles of pipeline which extend approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Our Sea Robin transmission system consists of two offshore Louisiana natural gas supply systems and is comprised of approximately 432 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

        In connection with our gas transmission systems, we own and operate 47 compressor stations and have five gas storage fields located in Illinois, Kansas, Louisiana, Michigan and Oklahoma with an aggregate storage capacity of approximately 72 bcf. We also have contracts with third parties for approximately 18 billion cubic feet of storage for a total of approximately 90 billion cubic feet of total storage available.

        A significant portion of our revenue comes from long-term service agreements with local distribution company customers and their affiliates. We also provide firm transportation services under contract to gas marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines offer both firm and interruptible transportation to customers on a short-term or seasonal basis. Demand for gas transmission on our pipeline systems is seasonal, with the highest throughput and a higher portion of revenues occurring during the colder period in the first and fourth quarters. We derive our natural gas supply from an estimated 2.5 Bcf/d of supply sourced from various locations and suppliers on our Midcontinent system, in addition to supply from the offshore Gulf Coast, Gulf of Mexico and imports through Trunkline LNG.

LNG Business

        Through our subsidiary, Trunkline LNG Company, LLC, we own a liquefied natural gas terminal in Lake Charles, Louisiana. Our LNG plant has a sustainable send out capacity of approximately 630 million cubic feet per day and is one of the largest operating LNG facilities in North America. As a liquid, natural gas can be cost efficiently stored and transported in LNG ocean tankers. Through the process of regasification, LNG terminals return liquefied natural gas to a gaseous state for delivery into the interstate pipeline system.

        In May 2001, Trunkline LNG signed an agreement with BG Group plc that provides for a 22-year contract, beginning January 2002, for all the uncommitted capacity at the Lake Charles, Louisiana facility, up to the total storage capacity of 6.3 Bcf and sustainable send out deliverability of approximately 630 MMcfd. Trunkline LNG's peak rate send out capability is 1,000 MMcfd. Rates applicable under the BG contract are subject to a moratorium with BG LNG Services through 2015.

        In October 2001, Trunkline LNG announced the planned expansion of the Lake Charles facility to provide an additional 3.0 Bcf of storage capacity and an additional 570 MMcfd of deliverability. The facility will have a total of approximately 1.2 Bcf per day of send out capacity upon completion of the expansion. This additional capacity has also been contracted by BG Group. In December 2002, FERC approved the expansion of the LNG regasification terminal. The expanded facility is currently expected to be in operation by January 2006. For a discussion of our capital expenditures in connection with this expansion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity."

Competition

  Interstate transmission and storage operations.

        The interstate gas pipeline business is highly competitive. Within the gas pipeline business, our competitors include major pipeline companies which may be larger and possess greater resources. Our interstate pipelines compete with other interstate and intrastate pipeline companies in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service and flexibility and reliability of service. We compete directly with Alliance Pipeline LP, ANR Pipeline Company, Natural Gas Pipeline Company of America, Northern Border Pipeline Company, Texas Gas Transmission Corporation, Northern Natural Gas Company and Vector Pipeline in the Midwest market area.

        Natural gas competes with other forms of energy available to our customers and end-users, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability or price of natural gas and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, the capability to convert to alternative fuels and other factors, including weather and natural gas storage levels, affect the demand for natural gas in the areas we serve.

  LNG operations.

        Trunkline LNG is a supplier of liquefied natural gas regasification service and, as such, is in direct competition with other LNG terminals and natural gas production areas.

Regulation

        Under the Natural Gas Act and, to a lesser extent, the Natural Gas Policy Act of 1978, FERC regulates both the performance of interstate transportation and storage services by interstate natural gas pipeline companies and the rates charged for such services. As such, FERC has comprehensive jurisdiction over us and our subsidiaries as natural gas companies within the meaning of the Natural Gas Act. FERC jurisdiction relates, among other things, to the acquisition, operation and disposal of assets and facilities and to the service provided and rates charged.

        FERC has authority to regulate rates and charges for both transportation and storage of natural gas in interstate commerce. FERC also has authority over the construction and operation of pipeline and related facilities utilized in the transportation and sale of natural gas in interstate commerce, including the extension, enlargement or abandonment of service using such facilities. We and our subsidiaries hold certificates of public convenience and necessity issued by FERC, authorizing them to construct and operate the pipelines, facilities and properties now in operation for which such certificates are required, and to transport and store natural gas in interstate commerce.

        With the adoption of FERC Order No. 636 in April 1992 FERC required interstate natural gas pipelines that perform open access transportation under blanket certificates to "unbundle" or separate their traditional merchant sales services from their transportation and storage services and to provide comparable transportation and storage services with respect to all natural gas supplies, whether the natural gas is purchased from the pipeline or from other merchants such as marketers or producers. Each interstate natural gas pipeline must now separately state the applicable rates for each unbundled service.

        For a discussion of certain FERC orders affecting us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cash Management" and note 3 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus.

        On November 25, 2003, FERC issued a final rule, Order No. 2004, adopting new standards of conduct to apply uniformly to natural gas pipelines and transmitting public electric utilities (collectively, "Transmission Providers"). These standards of conduct govern the relationship between Transmission Providers and their energy affiliates and are designed to prevent Transmission Providers from giving their energy affiliates unduly preferential treatment. The standards of conduct are also designed to ensure that Transmission Providers offer service to all customers on a non-discriminatory basis. We are considered a Transmission Provider under the new standards of conduct and we may have energy affiliates subject to the restrictions contained therein. All Transmission Providers must comply with the new standards of conduct by June 1, 2004.

  Other Regulation

        The Secretary of Energy regulates the importation and exportation of natural gas and has delegated various aspects of this jurisdiction to FERC and the DOE's Office of Fossil Fuels.

        We are also subject to the Natural Gas Pipeline Safety Act of 1968 and the Pipeline Safety Improvement Act of 2002, which regulates the safety of gas pipelines. In addition, we are subject to the Hazardous Liquid Pipeline Safety Act of 1979, which regulates oil and petroleum pipelines.

        In 2002, the U.S. Congress enacted the Pipeline Safety Improvement Act ("PSIA"). The PSIA has made numerous changes to pipeline safety law, the most significant of which is the requirement that operators of pipeline facilities implement written pipeline integrity management programs. Such programs must include a baseline integrity assessment of each transmission facility, which must be completed within 10 years of the enactment of the PSIA. We are subject to the PSIA. We anticipate that compliance with the PSIA and related regulations, the latest of which was issued December 12, 2003, will result in increased costs. However, based on current information, we do not expect these costs to have a material adverse effect on our results of operations.

Employees

        At September 30, 2003, we had over 1,000 full-time equivalent employees. Of these employees, at least 230 were represented by the Paper, Allied-Industrial Chemical and Energy Workers International Union, AFL-CIO, CLC. In June 2003, we entered into a new agreement with this union that expires in May 2006. The new agreement caps wage increases at 3% annually.

Insurance

        We maintain insurance coverage provided under our policies or policies of Southern Union similar to other comparable companies in the same lines of business. The insurance policies are subject to terms, conditions, limitations and exclusions that might not fully compensate us for all losses. Furthermore, as we renew our policies, it is possible that full insurance coverage may not be obtainable on commercially reasonable terms due to the recent increasingly restrictive insurance markets.

Legal Proceedings

        We are involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, we have made accruals in accordance with SFAS No. 5 in order to provide for such matters. Management believes the final disposition of these proceedings will not have a material adverse effect on our business, financial condition and results of operations.

Environmental

        Our interstate natural gas transportation operations are subject to federal, state and local regulations, including with respect to air and water pollution control, hazardous and solid waste management, remediation of currently or formerly owned or operated sites and third party waste disposal sites and other matters. Our current insurance coverages do not extend to certain environmental clean-up costs such as claims for air pollution, some past PCB contamination and for some long-term storage or disposal of pollutants. However, we do not anticipate that compliance with federal, state and local provisions regulating the discharge of materials into the environment or otherwise protecting the environment will have a material adverse effect on our business, financial condition and results of operations. For a discussion of environmental matters affecting us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies," note 12 to our audited consolidated financial statements for the three years ended December 31, 2002, which are incorporated by reference into this prospectus, and note 7 of our condensed notes to consolidated financial statements (unaudited) included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 which is incorporated by reference into this prospectus.

SOUTHERN UNION ACQUISITION AND RESTRUCTURING OF PANHANDLE

        On June 11, 2003, Southern Union acquired us from CMS Energy Corporation for approximately $582 million in cash and three million shares of Southern Union common stock (before adjustment for subsequent stock dividends) valued at approximately $49 million based on market prices at closing and in connection therewith incurred transaction costs estimated at approximately $30 million. Southern Union also incurred additional deferred state income tax liabilities estimated at $18 million as a result of the transaction. At the time of the Panhandle acquisition, we had approximately $1.159 billion of debt outstanding that we retained. Southern Union funded the cash portion of the Panhandle acquisition with approximately $437 million in cash proceeds it received for the January 1, 2003 sale of its Texas operations, approximately $121 million of the net proceeds it received from concurrent common stock and equity units offerings and with working capital available to Southern Union. Southern Union structured the Panhandle acquisition and the sale of its Texas operations in a manner intended to qualify as a like-kind exchange of property under Section 1031 of the Code. Southern Union deferred much of the capital gains tax that it would otherwise have incurred from the sale of its Texas operations. If the IRS were to successfully deny the applicability of Section 1031, Southern Union could be required to pay approximately $80 million of additional income tax (before interest or penalty) for the 2003 taxable year. In those circumstances, Southern Union expects that it would be entitled over time to additional depreciation deductions with respect to our assets as a result of the higher tax basis in such assets that would exist if the benefits of Section 1031 were not available. We and five of our subsidiaries as well as the Southern Union subsidiary that became our direct parent upon consummation of the Panhandle acquisition converted from Delaware corporations to Delaware limited liability companies in June 2003.

        Under the terms of the Panhandle sale agreement, CMS was entitled to retain our ownership interests in and obligations associated with the Centennial and Guardian pipeline projects, as well as certain of our net deferred tax assets, all tax liabilities, and pension and other post-retirement assets and liabilities. In accordance with the agreement, we disposed of our interest in Centennial and Guardian and the Guardian related cash collateral has been transferred to CMS. The note receivable from CMS Capital was eliminated in the sale as the purchase by Southern Union from CMS included the offsetting note payable of CMS Capital and thus the note was eliminated in pushdown accounting. For further information, see note 5 (Related Party Transactions) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q which is incorporated by reference into this prospectus. On March 1, 2003, certain assets previously held by CMS with a net book value of $15 million were contributed to us by CMS and so was included in the Southern Union purchase.

        The Panhandle acquisition was accounted for using the purchase method of accounting in accordance with accounting principles generally accepted within the United States of America with our allocating the purchase price paid by Southern Union to our net assets as of the Panhandle acquisition date based on preliminary estimates. Accordingly, the post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. Assets acquired and liabilities assumed are recorded at their estimated fair value and are subject to further assessment and adjustment pending the results of third party appraisals of the assets and liabilities.

        In order to obtain the consents required to consummate the Panhandle acquisition from the Federal Trade Commission and the Missouri Attorney General, Southern Union agreed not to acquire any ownership interest in, or have any management relationship with, the Southern Star Central pipeline, which is currently owned by Southern Star Central Gas Corp. Southern Union also agreed not to enter into any transaction which permits American International Group ("AIG") or any entity controlled by AIG to acquire any ownership interest in Southern Union, Panhandle or the Panhandle pipeline. In addition, the consent decree with the Missouri Attorney General and a stipulation and order of the Missouri Public Service Commission incorporate certain protocols regarding the relationship between us and Missouri Gas Energy, a division of Southern Union that operates a natural gas utility serving Kansas City and other, smaller communities in western Missouri. Among other things, Southern Union Company agreed not to guarantee, directly or indirectly, any of our debt or other securities. Currently, we supply less than ten percent of Missouri Gas Energy Division's total gas delivery requirements. Missouri Gas Energy Division's volumes on our pipeline represent less than one percent of the total volume of that pipeline's business. Each of the decrees requires Southern Union to make annual reports detailing its compliance with the terms of the decrees over their ten-year terms.

        In conjunction with the Panhandle acquisition, we initiated a workforce reduction initiative designed to reduce the workforce by approximately 5 percent. The workforce reduction initiative was an involuntary plan with a voluntary component, and was fully implemented by the end of the third quarter of 2003. Total estimated workforce reduction initiative costs are approximately $9 million which are a portion of the $30 million of additional transaction costs incurred. See note 2 (Southern Union Acquisition) of our condensed notes to consolidated financial statements (unaudited) included in our Form 10-Q which is incorporated by reference into this prospectus.

        In August 2003, we consummated the Panhandle tender offer, which was our offer to purchase for cash our existing notes identified below. Also set forth below is a summary showing the principal amount of each series of existing notes tendered in the Panhandle tender offer as of August 14, 2003. Based on the aggregate principal amount of existing notes tendered and purchased, the aggregate amount paid on August 18, 2003 to the holders of existing notes tendered was $396,445,462, including premium and accrued interest through the purchase date.

Existing Notes	Outstanding Principal Amount As Of June 30, 2003	Principal Amount Tendered and Purchased (less premiums)
6.125% senior notes due 3/15/04	$292,500,000	$144,420,000
7.875% senior notes due 8/15/04	$100,000,000	$47,545,000
6.500% senior notes due 7/15/09	$158,980,000	$98,357,000
8.250% senior notes due 4/1/10, series B	$60,000,000	$18,350,000
7.000% senior notes due 7/15/29	$135,890,000	$69,585,000

        In addition, we consummated the Panhandle redemption with respect to our redeemed debentures identified below. Our August 12 redemption was funded by internally generated funds and by the proceeds of an intercompany loan of $42 million from one of our non-regulated affiliates. We financed our August 15 redemption using funds advanced under a $60 million bridge credit agreement entered into with affiliates of the joint book-running managers of the original notes offering. We repaid all of the interim financing with a portion of the proceeds from the original notes offering. The aggregate amount paid to holders of redeemed debentures in the Panhandle redemption, including accrued interest, was approximately $144 million.

Redeemed Debentures	Principal Amount Outstanding as of June 30, 2003	Redemption Date
7.950% debentures due 3/15/23	$76,500,000	August 12, 2003
7.200% debentures due 8/15/24	$58,000,000	August 15, 2003

        We reduced our cash interest expense by refinancing the indebtedness evidenced by any existing notes that we purchased and the redeemed debentures. We funded our purchase of the existing notes that were tendered to us and refinanced the interim financing that was used to redeem the redeemed debentures with a portion of the proceeds we received from the original notes offering. See "Use of Proceeds."

MANAGEMENT

Managers and Executive Officers

        Our managers and executive officers are as follows:

Name	Age	Position
Thomas F. Karam	45	Manager and Chief Executive Officer
George L. Lindemann	67	Manager
John E. Brennan	57	Manager
David W. Stevens	44	President and Chief Operating Officer
David J. Kvapil	49	Executive Vice President and Chief Financial Officer
Dennis K. Morgan	56	Executive Vice President and Secretary
Jeryl L. Mohn	52	Senior Vice President—Operations
Robert O. Bond	44	Senior Vice President—Marketing
André C. Bouchard	38	Vice President—Administration, General Counsel and Assistant Secretary
Gary W. Lefelar	46	Vice President and Controller

        Thomas F. Karam has been a member of the board of managers and chief executive officer of Panhandle since its acquisition by Southern Union in June 2003. Since May 2001, Mr. Karam has been president and chief operating officer of Southern Union. From November 1999 to April 2001, Mr. Karam was executive vice president of corporate development of Southern Union, and president and chief executive officer of PG Energy, a division of Southern Union. He has been a director of Southern Union since November 1999. Previously, he had been president and chief executive officer of Pennsylvania Enterprises, Inc., from 1996 until 1999 when it was acquired by Southern Union. From September 1995 to August 1996, he was executive vice president of Pennsylvania Enterprises, Inc.

        George L. Lindemann has been a member of the board of managers of Panhandle since its acquisition by Southern Union in June 2003. Mr. Lindemann has been chairman of the board, chief executive officer, a director and chairman of the executive committee of the board of directors of Southern Union since 1990. He was chairman of the board and chief executive officer of Metro Mobile CTS, Inc. ("Metro Mobile") from its formation in 1983 until April 1992. He has been president and a director of Cellular Dynamics, Inc., the managing general partner of Activated Communications Limited Partnership, a private investment entity, since 1982.

        John E. Brennan has been a member of the board of managers of Panhandle since its acquisition by Southern Union in June 2003. Mr. Brennan has been vice chairman of the board and assistant secretary of Southern Union since 1990. Prior to 1992, Mr. Brennan had been president and chief operating officer of Metro Mobile. He has been a director of Southern Union since 1990.

        David W. Stevens was named president and chief operating officer of Panhandle on July 29, 2003. Prior to that, Mr. Stevens served as president and chief operating officer of Energy Worx, Inc., a wholly-owned subsidiary of Southern Union Company, since November 20, 2002. Mr. Stevens has also been executive vice president—utility operations of Southern Union since May 2001. From 1998 until its January 2003 sale, Mr. Stevens served as president of Southern Union Gas, Southern Union's Texas division. Previously, Mr. Stevens held other operating positions with Southern Union Gas since 1993, most recently Senior Vice President of sales and operations from 1996 to 1998. Prior to that, Mr. Stevens had held various operational positions with subsidiaries of Southern Union since 1984.

        David J. Kvapil has been the executive vice president and chief financial officer of Panhandle since its acquisition by Southern Union in June 2003. Mr. Kvapil has been executive vice president and chief financial officer of Southern Union since September 2001. He was senior vice president and corporate controller of Southern Union from December 1997 to September 2001, vice president—controller of Southern Union from July 1993 to 1997, and controller of Southern Union from 1992 to 1993.

        Dennis K. Morgan has been the executive vice president and secretary of Panhandle since its acquisition by Southern Union in June 2003. At Southern Union, Mr. Morgan has been executive vice president—administration, general counsel and secretary since May 2001 and was senior vice president—legal and secretary from January 1998 to April 2001. He was vice president—legal and secretary from 1991 to 1997. Prior to that, Mr. Morgan held various legal positions with Southern Union or a subsidiary of Southern Union since 1981.

        Jeryl L. Mohn has been the senior vice president, responsible for operations and engineering, gas control, gas measurement, LNG operations, strategic planning, human resources and public affairs since December 2000. Mr. Mohn also served as interim president of Panhandle from June 17, 2003 through July 29, 2003. From March 1999 until December 2000, he was vice president operations and engineering. Prior to that, in 1997, he served as general manager of transmission for Duke Energy's Northeast natural gas pipelines, Texas Eastern Transmission Corporation and Algonquin. From 1992 until 1997, he served as general manager of operations for Algonquin Gas Transmission Company.

        Robert O. Bond has been senior vice president of marketing of Panhandle since July 8, 2003. Previously, he served as vice president of marketing since April 2002. Prior to that, he was vice president of optimization of Panhandle since December 2000. Mr. Bond joined Panhandle in February 2000 as executive director of commercial operations. He also served as the director of business development for Sonat Marketing Company from August 1998 to November 1999. Before joining Sonat, Mr. Bond had been managing director of El Paso Energy and Tenneco Energy from 1984 through 1998.

        André C. Bouchard has been the vice president—administration, general counsel and assistant secretary of Panhandle since July 8, 2003. Mr. Bouchard has responsibilities for legal, human resources and public and community affairs. Mr. Bouchard, most recently Vice President of Legal and Assistant Secretary for Southern Union, joined Southern Union's legal department in 1994. Since then, he has also served as Vice President for Southern Union Energy International, Inc. and headed a number of Southern Union's Texas-based subsidiaries—Mercado Gas Services, Norteno Pipeline and Southern Transmission—before Southern Union's divestiture of those assets in January 2003.

        Gary W. Lefelar has been vice president and controller of Panhandle since December 2000. In March 1998, he was named to the position of controller of Panhandle. From 1996 through 1998 he served as director of accounting of Panhandle. From 1993 to 1995, Mr. Lefelar served in positions of increasing responsibility in the accounting departments of various businesses of Panhandle and its predecessor entities.

Executive Compensation

        The information required by this item appears under (i) "Board Compensation" on page 10 of the Definitive Proxy Statement of Southern Union Company, dated October 3, 2003, relating to the 2003 Annual Meeting of Stockholders (the "2003 Proxy Statement") which is incorporated by reference into this prospectus; (ii) "Directors' Deferred Compensation Plan" on page 10 of the 2003 Proxy Statement; (iii) "Board of Directors' Report on Executive Compensation" on page 12 of the 2003 Proxy Statement; and (iv) "Executive Officers and Compensation" on pages 14 through 17 of the 2003 Proxy Statement.

RELATED TRANSACTIONS

        For discussion of our transactions with related parties see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Related Party Transactions." See also "Risk Factors—Risks That Relate To Our Business—We are subject to control by Southern Union."

SOUTHERN UNION COMPANY

        The information in this section of the prospectus is derived from publicly available information about Southern Union Company and briefly describes its business other than us. Southern Union became our indirect parent company pursuant to the Panhandle acquisition. This summary information about Southern Union is being provided for informational purposes only, and is not intended to provide a basis for tendering, or to be relied upon when making a decision whether to tender, original notes for exchange notes in the exchange offer. This section of the prospectus only discusses the business of Southern Union not conducted by us. For information on our business, please see "Business" above.

        The notes are neither obligations of, nor guaranteed by, Southern Union. Southern Union Company does not intend to provide, and is subject to a regulatory prohibition against providing, any direct or indirect financial support to us. A decision to tender original notes for exchange notes in the exchange offer should not be made in reliance on information included in this prospectus or otherwise available about Southern Union.

        Southern Union's principal line of business is the distribution of natural gas as a public utility to approximately one million customers.

        Southern Union's gas distribution operations include the following three operating divisions:

        Missouri Gas Energy, headquartered in Kansas City, Missouri, serving approximately 502,000 customers in central and western Missouri (including Kansas City, St. Joseph, Joplin and Monett). Missouri Gas Energy has 7,954 miles of mains, 4,877 miles of service lines and 47 miles of transmission lines.

        New England Gas Company, headquartered in Providence, Rhode Island, serving approximately 298,000 customers in Rhode Island and Massachusetts (including Providence, Newport and Cumberland, Rhode Island and Fall River, North Attleboro and Somerset, Massachusetts). New England has 3,635 miles of mains and 3,042 miles of service lines.

        PG Energy, headquartered in Wilkes-Barre, Pennsylvania, serving approximately 158,000 customers in northeastern and central Pennsylvania (including Wilkes-Barre, Scranton and Williamsport). PG Energy has 2,504 miles of mains, 1,502 miles of service lines and 29 miles of transmission lines.

        Southern Union acquired its New England operations in September 2000 and the Pennsylvania operations in November 1999. Southern Union's New England and Pennsylvania operations provide it with a strong presence in the northeastern market and greater geographic and weather diversity in its service areas.

        Southern Union's non-regulated subsidiaries include, among others, an exempt wholesale generator of electricity, energy related, residential water heater, burner and appliance rental and service businesses and an energy consulting firm. These non-regulated subsidiaries were established to support and expand natural gas sales and other energy sales and to capitalize on Southern Union's energy expertise. Taken together, these businesses account for an insignificant portion of Southern Union's revenues.

Business Strategy

        Southern Union's strategy is focused on achieving profitable growth and enhancing stockholder value. The key elements of this strategy include:

        Focusing each of Southern Union's operating units on meeting its allowable rate of return.    Southern Union will continue to focus each of its operating units on meeting its allowable rate of return by managing operating costs and capital spending, without sacrificing customer safety or quality of service.

Further, when appropriate, Southern Union will continue to seek rate increases within its operating units.

        Maintaining an investment grade rating and credit profile.    Southern Union will continue to seek to enhance its credit profile through increased diversification of regulated cash flow and earnings sources and seek to reduce over time its ratio of total debt to total capitalization to strengthen its balance sheet. The acquisition of Panhandle in June 2003 assisted in diversifying Southern Union's regulated cash flow and earnings sources.

        Expanding Southern Union through development of its existing businesses.    Although Southern Union's existing businesses are subject to limited customer growth, Southern Union will continue to pursue other growth opportunities to expand its customer base which may include the expansion of Panhandle's LNG facility and the promotion of non-winter demand such as gas-fired co-generation and other off-peak processes.

THE EXCHANGE OFFER

Registration Rights

        Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, including definitions of certain terms used in it. The registration rights agreement is filed with the Commission as exhibit 4(h) to the registration statement of which this prospectus is a part.

        We issued and sold the original notes to the initial purchasers on August 18, 2003. The initial purchasers subsequently sold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the original notes are subject to transfer restrictions, we and the initial purchasers entered into the registration rights agreement under which we agreed to:

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  file a registration statement (the "exchange registration statement") relating to the exchange offer for the original notes with the Commission on or prior to the 120th day after the date that the original notes were first issued;

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  use our reasonable best efforts to cause the Commission to declare the exchange registration statement effective under the Securities Act no later than the 180th day after the original notes were first issued;

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  use our reasonable best efforts to cause such registration statement to remain effective until the closing of the exchange offer; and

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  use our reasonable best efforts to complete the exchange offer no later than 30 days after the exchange registration statement becomes effective.

        The registration statement of which this prospectus is a part is the exchange registration statement described above, and the exchange offer described in this prospectus is the exchange offer referred to above. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be registered under the Securities Act and the registration rights and related additional interest payment provisions and the transfer restrictions applicable to the original notes are not applicable to the exchange notes. All of the exchange notes will be represented by one or more global notes in book-entry form unless exchanged for original notes of the applicable series in definitive certificated form under the limited circumstances described below under "Description of the Exchange Notes—Global Notes and Book-Entry System."

        Based on interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, we are of the view that exchange notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than (1) any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes. If any holder is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or tenders with the intent to participate, or for the purpose of participating, in the distribution of the exchange notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds original notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." We have not requested the staff of the Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

  Shelf Registration

        We may be required to file a shelf registration statement to permit some or all holders of "Registrable Notes" (as defined below) who are not eligible to participate in the exchange offer to resell the Registrable Notes periodically without being limited by the transfer restrictions.

        We will only be required to file a shelf registration statement if:

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  there is a change in law or applicable interpretations of the law by the staff of the Commission, and as a result we are not permitted to effect the exchange offer as contemplated by the registration rights agreement;

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  (a) the exchange registration statement is not declared effective within 180 days after the date the original notes were issued or (b) the exchange offer is not consummated within 30 days after the exchange registration statement is declared effective, but we may terminate the shelf registration statement at any time, without penalty, if the exchange registration statement is declared effective or the exchange is consummated;

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  any holder of the original notes, other than the initial purchasers holding original notes acquired directly from us, is not eligible to participate in the exchange offer or elects to participate in the exchange offer but does not receive freely transferable exchange notes; or

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  requested by any of the initial purchasers within 90 days after the consummation of the exchange offer with respect to original notes acquired by it directly from us.

        If a shelf registration statement is required, we will:

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  file the shelf registration statement with the Commission no later than the 60th day after such filing obligation arises;

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  use our reasonable best efforts to cause the shelf registration statement to be declared effective by the Commission as promptly as practicable, but in no event later than the 90th day after the date the obligation to file such shelf registration statement arises; and

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  use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of two years after the latest date on which any original notes were originally issued or, if earlier, until all the Registrable Notes covered by the shelf registration statement are sold thereunder, become eligible for resale pursuant to Rule 144(k) under the Securities Act or cease to be Registrable Notes.

  Additional Interest

        If a Registration Default (as defined below) occurs, we will be required to pay additional interest to each holder of Registrable Notes. During the first 90-day period that a Registration Default occurs and is continuing, we will pay additional interest on the Registrable Notes at a rate of 0.25% per year. If a Registration Default occurs and is continuing for a period of more than 90 days, then the amount of additional interest we are required to pay on the Registrable Notes will increase, effective from and after the 91st day in such period, by an additional 0.25% per year until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per year. The additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the original notes in the same manner as interest payments on the original notes, with payments being made on the interest payment dates for original notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any original notes other than Registrable Notes.

        You will not be entitled to receive any additional interest on any Registrable Notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, your Registrable Notes for exchange notes in the exchange offer.

        A "Registration Default" would occur if:

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  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

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  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

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  we fail to complete the exchange offer on or prior to the date specified for such completion; or

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  the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the applicable series of original notes during the periods specified in the registration rights agreement, except as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under "—Shelf Registration" above.

        "Registrable Notes" means the original notes and, in some circumstances, private exchange notes, if any, held by the initial purchasers; provided, however, that any original notes shall cease to be Registrable Notes when (1) a registration statement with respect to such original notes shall have been declared effective under the Securities Act and such original notes shall have been disposed of pursuant to the registration statement, (2) such original notes shall have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, (3) such original notes shall have ceased to be outstanding or (4) such original notes have been exchanged for exchange notes which have been registered pursuant to the exchange registration statement upon consummation of the exchange offer subject, in the case of this clause (4), to certain exceptions.

Purpose and Effect of the Exchange Offer

        We will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the original notes. During the exchange offer, we will offer to all holders of original notes who are legally eligible to participate in the exchange offer the opportunity to exchange their original notes for the applicable series of exchange notes.

        Under existing interpretations of the Securities Act by the staff of the Commission contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of original notes, as set forth below) and without prospectus delivery requirement. Any purchaser, however, of original notes (1) who is one of our "affiliates," or (2) who participates, who intends to participate or has an arrangement or understanding with any person to participate, in the exchange offer for the purpose of distributing the exchange notes or who is a broker-dealer who purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff of the Commission, (2) will not be able to tender its original notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        By tendering its original notes for exchange notes in the exchange offer, each holder, other than a broker-dealer, will represent to Panhandle that:

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  any exchange notes it receives will be acquired in the ordinary course of its business;

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  it has no arrangement or understanding with any person to participate in the distribution of the original notes or exchange notes;

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  it is not our "affiliate" (as defined in Rule 405 under the Securities Act); and

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  it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        If a holder of original notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each participating broker-dealer (as defined below) must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities. Panhandle has agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, it will make this prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Original Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange original notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., Eastern Time, on                        , 2004, unless extended by us, in our sole discretion.

        As of the date of this prospectus, $300 million aggregate principal amount of the 4.80% original notes and $250 million aggregate principal amount of the 6.05% original notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about January 7, 2004, to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to conditions as set forth under "—Conditions to the Exchange Offer" below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any original notes, by giving notice of the extension to the holders of original notes as described below. During any extension, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the exchange offer.

        Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Original Notes

        The tender to us of original notes by a holder of original notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender original notes for exchange under the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to J.P. Morgan Trust Company, N.A. at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, the exchange agent must receive:

  •
  certificates for the original notes along with the letter of transmittal;

  •
  prior to the expiration date, a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC in accordance with the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

  •
  by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the letter of transmittal; or

  •
  for the account of a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each an "eligible institution").

        In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is an eligible institution. If original notes are registered in the name of a person other than a signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the original notes guaranteed by a firm which is an eligible institution.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's original notes, either (1) make appropriate arrangements to register ownership of the original notes in the owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular original notes not properly tendered or to not accept any particular original notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date (including the letter of transmittal and the instructions to the letter of transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of original notes for exchange, nor shall any of them incur any liability for failure to give notification.

        If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, and will issue the exchange notes promptly after acceptance of the original notes. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral and written notice to the exchange agent.

        The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from August 18, 2003. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 18, 2003. Original notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the original notes.

        In all cases, issuance of exchange notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the original notes or a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC, (2) a properly completed and duly executed letter of transmittal and (3) all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

        Any financial institution that is a participant in DTC's systems may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender original notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account for the original notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange of the original notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate letter of transmittal with any required signature guarantee and an agent's message, which is a message, transmitted by DTC and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering original notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

        If a registered holder of the original notes desires to tender the original notes and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of original notes and the amount of original notes tendered, stating that the tender is being made and guaranteeing that within five (5) New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five (5) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw any tenders of original notes at any time prior to 5:00 p.m., Eastern Time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "—Exchange Agent." Any notice of withdrawal must:

  •
  specify the name of the person having tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn (including the principal amount of the original notes); and

  •
  where certificates for original notes have been transmitted specify the name in which the original notes are registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described above, the original notes will be credited to an account maintained with DTC for the original notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering Original Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer if at any time before the acceptance of the original notes for exchange or the exchange of exchange notes for the original notes, we determine that:

  •
  the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Commission;

  •
  we have not received all applicable governmental approvals; or

  •
  any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event, we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        J.P. Morgan Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address set forth below.

By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery
J.P. Morgan Trust Company, N.A.
c/o Bank One Trust Company, N.A.
1111 Polaris Parkway
Building 54101 – IN
Mail Code – OH1-0184
Columbus, Ohio 43240

By Facsimile
(For Eligible Institutions Only)
(614) 248-7238

Telephone Number
(614) 248-0978

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

        The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include reasonable and customary fees and expenses of the exchange agent and trustee under the indenture, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying amount as the original notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the exchange notes.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resales of Exchange Notes

        To comply with the securities laws of applicable jurisdictions, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the exchange notes reasonably requests in writing.

Consequences of Failure to Exchange

        Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the original notes as set forth in the legend on the original notes as a consequence of the issuance of the original notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the original notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted original notes could be adversely affected.

DESCRIPTION OF THE EXCHANGE NOTES

        The 4.80% original notes and the 6.05% original notes each were issued as separate series under the indenture. Each of the 4.80% exchange notes and the 6.05% exchange notes will be issued as a separate series under the indenture. Each series of the original notes and its corresponding exchange notes constitutes a single series of notes under the indenture, and reference in the following summary to each series of notes should be read to incorporate the original notes and exchange notes of such series. Accordingly, for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture, the 4.80% original notes and the 4.80% exchange notes will vote together as a single class and the 6.05% original notes and the 6.05% exchange notes will vote together as a single class. Because this section is a summary, it does not describe every aspect of the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms. You may obtain a copy of the indenture by requesting one from us or the trustee.

        The 4.80% exchange notes will be initially limited to $300,000,000 aggregate principal amount and the 6.05% exchange notes will be initially limited to $250,000,000 aggregate principal amount, but we may "reopen" the notes of any series and issue additional notes at any time. There is no limit on the aggregate principal amount of debt securities that may be issued under the indenture and we may issue other debt securities under the indenture, from time to time, in one or more series.

        Each series of exchange notes will have terms substantially identical to the terms of the applicable series of original notes except for the elimination of certain provisions relating to transfer restrictions and additional interest.

        You may find the definitions of some terms used in this description under the subheading "—Certain Definitions."

General

        As of September 30, 2003, in addition to the original notes, we had outstanding approximately $1.211 billion aggregate principal amount of indebtedness. None of this indebtedness will be senior to the notes (although the notes are structurally subordinated to $272 million of this indebtedness) and the notes will not be senior to such indebtedness. The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will rank senior to all of our subordinated debt. We currently have no subordinated debt outstanding. The indenture does not contain any debt covenants or provisions that limit our ability to incur additional debt.

        The exchange notes will be issued in the form of one or more permanent global certificates, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "—Global Notes and Book-Entry System." The "global notes" (as defined below) will be registered in the name of a nominee of DTC. Each global note (and any exchange note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "—Global Notes and Book-Entry System." Except as set forth herein under "—Global Notes and Book-Entry System," owners of beneficial interests in a global note will not be entitled to have exchange notes registered in their names, will not receive or be entitled to receive physical delivery of any exchange note and will not be considered the registered holder of any exchange note under the indenture.

Issuance of Additional Notes

        We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes. Each series of notes and any additional notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. The indenture provides that no additional notes of a series may be issued if any event of default has occurred with respect to that series of notes.

Payment and Maturity

        The notes due 2008 will mature on August 15, 2008 and the notes due 2013 will mature on August 15, 2013. The original notes bear, and the exchange notes will bear, interest at the rates set forth on the cover page of this prospectus. We will pay interest on the notes due 2008 and the notes due 2013 on February 15 and August 15 of each year, commencing February 15, 2004, to the registered holders of the respective series thereof on the preceding February 1 and August 1, respectively. Payment of any interest due on the notes will be made only to the persons in whose names the notes are registered at the close of business on the record date for the applicable interest payment. In any case where any interest payment date, redemption date, repurchase date or maturity of any note will not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on that date, but may be made on the next succeeding Business Day (unless that day would fall in a new calendar year in which case such payment may be made on the next preceeding Business Day) at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or at maturity; and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

        All outstanding notes will be exchangeable, transfers of notes will be registrable, and principal of and interest on all notes will be payable, at the corporate trust office of the trustee at Bank One, N.A., One Bank One Plaza, Chicago, Illinois 60670, Attention: Corporate Trust Department; provided that payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States. Neither we nor the trustee will impose any service charge for any transfer or exchange of a note; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

Optional Redemption

        The notes due 2008 and the notes due 2013 will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the notes due 2008 or 25 basis points in the case of the notes due 2013, plus in each case accrued and unpaid interest thereon to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. or their affiliates plus three others which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

        We may purchase notes in the open market, by tender or otherwise. If we purchase notes, we may hold, resell or surrender them to the trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations in connection with any such purchase.

No Mandatory Redemption

        The original notes are not, and the exchange notes will not be, subject to mandatory redemption, and the original notes do not, and the exchange notes will not, have the benefit of a sinking fund.

Certain Covenants

  Limitation on Restricted Payments

        The indenture provides that, so long as any of the notes due 2008 or the notes due 2013 are outstanding and during any time that such notes are rated below Baa3 (or an equivalent rating) by Moody's and below BBB- (or an equivalent rating) by Standard & Poor's, the provisions described in this "Limitation on Restricted Payments" will apply and we will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution on our Capital Stock to the direct or indirect holders of our Capital Stock (except dividends or distributions payable solely in our Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to us or a Subsidiary of Panhandle);

  (2)
  purchase, redeem or otherwise acquire or retire for value any equity interest in us; or

  (3)
  make any Loan to Southern Union or any of its affiliates that is not our Subsidiary;

(any such dividend, distribution, purchase, redemption, other acquisition, retirement or loan described in (1) through (3) above being hereinafter referred to as a "Restricted Payment"), unless at the time we or our Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

  (1)
  no Event of Default, and no event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom);

  (2)
  Our Fixed Charge Coverage Ratio is greater than or equal to 2.2; and

  (3)
  Our Leverage Ratio is less than or equal to 55%.

        Notwithstanding the foregoing, we or any of our Restricted Subsidiaries may declare, make or pay any Restricted Payment, if at the time we or our Restricted Subsidiary makes the Restricted Payment and after giving effect thereto:

  (1)
  no Event of Default, and no event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); and

  (2)
  the aggregate amount of the Restricted Payment and all other Restricted Payments made since the initial date of issuance of the notes would not exceed the sum of:

  (a)
  $175 million;

  (b)
  75% of Adjusted Consolidated Net Income accumulated since the initial date of issuance of the notes to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment; and

  (c)
  the aggregate net cash proceeds received by us after the date of issuance of the notes from capital contributions or the issuance of our Capital Stock to a person who is not our Subsidiary, or from the issuance to such a person of options, warrants or other rights to acquire our Capital Stock.

        None of the foregoing provisions will prohibit:

  (1)
  dividends or other distributions paid in respect of any class of Capital Stock issued by us in connection with the acquisition of any business or assets by us or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of the business or assets;

  (2)
  any purchase or redemption of our Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Non-Convertible Capital Stock; or

  (3)
  dividends paid within 60 days after the date of declaration if at the date of declaration the dividends would have complied with this covenant.

  Limitation on Liens

        The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the notes), without in any such case making effective provision whereby all of the notes outstanding shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

        There is excluded from this restriction:

  (1)
  any Lien upon any property or assets of us or any Restricted Subsidiary in existence on the date of the indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the indenture;

  (2)
  any Lien upon any property or assets created at the time of acquisition of the property or assets by us or any Restricted Subsidiary or within 18 months after that time to secure all or a portion of the purchase price for the property or assets or Debt incurred to finance the purchase price, whether such Debt was incurred prior to, at the time of or within 18 months of the acquisition;

  (3)
  any Lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary);

  (4)
  any Lien upon any property or assets of a Person existing thereon at the time the Person becomes a Restricted Subsidiary by acquisition, merger or otherwise (whether or not the Lien was created in anticipation of the acquisition);

  (5)
  any Lien securing obligations assumed by us or any Restricted Subsidiary existing at the time of the acquisition by us or any Restricted Subsidiary of the property or assets subject to the Lien or at the time of the acquisition of the Person which owns the property or assets;

  (6)
  any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within 18 months after completion of the construction or making of the improvements, to provide funds for any such purpose;

  (7)
  any Lien in favor of us or any Restricted Subsidiary;

  (8)
  any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Code or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

  (9)
  any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

  (10)
  Permitted Liens;

  (11)
  any Lien created by any program providing for the financing, sale or other disposition of trade or other receivables classified as current assets in accordance with United States generally accepted accounting principles entered into by us or by our Subsidiary, provided that the program is on terms customary for similar transactions, or any document executed by any Subsidiary of Panhandle in connection therewith, provided that the Lien is limited to the trade or other receivables in respect of which the program is created or exists, and the proceeds thereof;

  (12)
  any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon the property or assets permitted by clauses (1) through (11), inclusive, above; or

  (13)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (1) through (6), inclusive, above (and Liens related thereto referred to in clause (12)), or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby may not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement must be limited to all or a part of the property (including improvements, alterations and repairs on the property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on the property).

        Notwithstanding the foregoing, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of ours or any other Person (other than the notes) that is not otherwise excepted by clauses (1) through (8), inclusive, above without securing the notes issued under the indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed the greater of 15% of Consolidated Net Tangible Assets or 15% of Total Capital.

  Restriction on Sale-Leasebacks

        The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  (1)
  the Sale-Leaseback Transaction occurs within 18 months from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on the Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than four years;

  (3)
  we or our Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto (pursuant to clauses (1) through (13), inclusive, of the first paragraph of the limitation on liens covenant described above) in a principal amount equal to or exceeding the net sale proceeds from the Sale-Leaseback Transaction without securing the notes; or

  (4)
  we or our Restricted Subsidiary, within an 18-month period after the Sale-Leaseback Transaction, apply or cause to be applied an amount not less than the net sale proceeds from the Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of our Funded Debt or that of any Subsidiary of Panhandle, or (B) investment in another Principal Property or in a Subsidiary of ours which owns another Principal Property.

        Notwithstanding the foregoing, under the indenture, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not otherwise excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the net sale proceeds from the Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the notes) secured by Liens upon Principal Properties not excepted by clauses (1) through (13), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed the greater of 15% of the Consolidated Net Tangible Assets or 15% of Total Capital.

  Financial Information

        Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if we were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

        We will be required to prepare all such reports in all material respects in accordance with all applicable rules and regulations. We will include in each annual report on Form 10-K a report on our consolidated financial statements by our certified independent public accountants. In addition, we will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the applicable rules and regulations (unless the Commission will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

        We currently file annual, quarterly and special reports, proxy statements and other information with the Commission. If, at any time after consummation of the exchange offer, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue filing the reports specified in the preceding paragraphs with the Commission within the time periods specified above unless the Commission will not accept such a filing. We have agreed not to take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept our filings for any reason, we will post the reports on our website within the time periods that would apply if we were required to file those reports with the Commission.

        In addition, we have agreed that, for so long as any notes remain outstanding, at any time we are not required to file those reports with the Commission, we will furnish at our cost to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        Any one of the following events constitutes an "Event of Default" under the indenture with respect to either series of notes:

  (1)
  our failure to pay the principal of, or premium, if any, on any note of such series at its maturity;

  (2)
  our failure to pay any interest on any note of such series when it becomes due and payable and continuance of such default for a period of 60 days;

  (3)
  our failure to perform any term, covenant or warranty contained in the indenture with respect to the notes of such series for a period of 90 days upon giving written notice as provided in the indenture;

  (4)
  the occurrence of certain events of our bankruptcy, insolvency or reorganization; or

  (5)
  as a result of any action taken by us or our direct or indirect equity holders, there is a change in our federal income tax status or a change in the deemed issuer of the indebtedness for federal income tax purposes, unless (i) holders of more than 50% in principal amount of the applicable series of notes consent to such change or (ii) (a) we certify to the trustee that we have received a ruling from the IRS or (b) we deliver to the trustee an opinion of nationally recognized independent counsel reasonably acceptable in form and substance to the trustee, in either case to the effect that the holders of the applicable series of notes will not recognize income, gain or loss for federal income tax purposes as a result of the change and that such holders will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the change had not occurred.

        If an Event of Default with respect to either series of notes occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the outstanding notes of that series by notice as provided in the indenture may declare the principal amount of all the notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to either series of notes has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of that series, under certain circumstances, may rescind and annul such acceleration.

        The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of the respective series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to that series of notes; provided, however, that the trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the trustee in personal liability.

        The holders of a majority in aggregate principal amount of the outstanding notes of the respective series may, on behalf of all holders of notes of that series, waive any past default under the indenture with respect to any such notes, except a default:

  (1)
  in the payment of principal of, or premium, if any, or any interest on any note of that series; or

  (2)
  in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding note of that series affected.

        We are required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in our performance.

Legal and Covenant Defeasance

        The indenture provides that we will be discharged from any and all obligations in respect of the outstanding notes of either series (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding notes, to replace stolen, lost, mutilated or destroyed certificates, and to maintain paying agencies) on the 123rd day following the deposit referred to in the following clause (1), subject to the following conditions: (1) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding notes of the applicable series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the indenture and the outstanding notes of the applicable series or on any redemption date established pursuant to clause (3) below; (2) the trustee's receipt of an opinion of counsel based on the fact that (A) we have received from, or there has been published by, the IRS a ruling, or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (3) if any notes of the applicable series are to be redeemed prior to stated maturity, notice of the redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made; (4) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (5) our delivery to the trustee of an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent under the indenture have been complied with.

        Under the indenture, we also may discharge our obligations referred to above under "—Limitation on Restricted Payments," "—Limitation on Liens," "—Restriction on Sale-Leasebacks," and below under "—Consolidation, Merger and Sale of Assets," as well as certain of our obligations relating to reporting obligations under the indenture, in respect of the notes of either series on the 123rd day following the deposit referred to in clause (1) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (1), (3), (4) and (5) in the immediately preceding paragraph with respect to the notes of the applicable series and the delivery of an opinion of counsel confirming that the holders of the notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

Modification and Waiver

        We and the trustee may make modifications and amendments of the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of a series, provided, however, that no such modification or amendment may, without consent of the holder of each outstanding note of the series affected thereby:

  (1)
  change the stated maturity of the principal of, or the time or place of payment of any installment of principal of or interest on, any note of that series;

  (2)
  reduce the principal amount of, or premium or interest on, any note of that series;

  (3)
  change the coin or currency in which any note of that series or any premium or interest thereon is payable;

  (4)
  reduce the percentage in principal amount of outstanding notes of that series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  (5)
  modify any of the above provisions.

        The holders of a majority in aggregate principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of that series, modify or eliminate (including waive), insofar as those notes are concerned, our compliance with some restrictive provisions of the indenture.

Consolidation, Merger and Sale of Assets

        Without the consent of the holders of any of the outstanding notes of either series, we may consolidate with or merge into, or convey, transfer or lease our assets substantially as an entirety to, any Person which is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any state or the District of Columbia, provided that:

  (1)
  any successor Person assumes our obligations on the respective series of notes and under the indenture;

  (2)
  after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  (3)
  that other specified conditions are met.

Governing Law

        The indenture and the original notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        We and certain of our affiliates from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, the trustee or its affiliates in the ordinary course of their business.

Global Notes and Book-Entry System

        The exchange notes will be issued in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons, in denominations of $1,000 or an integral multiple thereof (the "global notes") and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC.

        Beneficial interests in the global notes may not be exchanged for "certificated notes" (as defined below) except in the circumstances described below.

        Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, notes of either series may do so only through DTC participants. In addition, holders will receive all distributions of principal and interest from the trustee through the DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of either series of notes among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, either series of the notes.

        Distributions by DTC participants to holders will be the responsibility of such DTC participants and will be made in accordance with customary industry practices. Accordingly, although holders will not have possession of either series of notes, the rules of DTC provide a mechanism by which participants will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders to pledge either series of notes to persons or entities that are not DTC participants or to otherwise act with respect to such notes, may be limited due to the lack of physical certificates for such notes.

        DTC has advised us that its current practice, upon receipt of any payment in respect of either series of notes (including principal and interest), is to credit the accounts of the relevant DTC participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant DTC participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by DTC participants to the beneficial owners of either series of notes will be governed by standing instructions and customary practices and will be the responsibility of DTC participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of either series of notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Panhandle, the trustee or any other agent of Panhandle or the trustee will not be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in either series of the notes or for supervising or reviewing any records relating to such beneficial ownership interests. Since Cede & Co., as nominee of DTC, will be the only "holder," beneficial owners will not be recognized by the trustee as holders, as that term is used in the indenture, and beneficial owners will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related notes are credited.

        Certificated Notes.    We will issue physical certificates ("certificated notes") to holders of beneficial interests in a global note, or their nominees, if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if at any time DTC, or any successor depositary, ceases to be a "clearing agency" under the Exchange Act and, in each case, we are unable to locate a qualified successor within 90 days;

  •
  an event of default occurs under the indenture; or

  •
  we decide in our sole discretion to terminate the book-entry system through DTC.

        In such event, the trustee will notify all holders through DTC participants of the availability of such certificated notes. Upon surrender by DTC of the definitive global note representing the series of notes and receipt of instructions for reregistration, the trustee will reissue the notes in certificated form to holders or their nominees.

        Clearing System.    DTC has advised us as follows:

        DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entries, eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certain Definitions

        The following are some defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Adjusted Consolidated Net Income" means, for any period, the net income of Panhandle and its consolidated Subsidiaries, plus (1) depreciation and amortization expense of Panhandle and its consolidated Subsidiaries, (2) income taxes and deferred taxes of Panhandle and its consolidated Subsidiaries and (3) other non-cash charges, in each case, determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Adjusted Consolidated Net Income any net income of any Person if such Person is not a Subsidiary, except that (A) Panhandle's equity in the net income of any such Person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Panhandle or a consolidated Subsidiary of Panhandle as a dividend or other distribution and (B) Panhandle's equity in a net loss of any such Person for such period shall be included in determining such Adjusted Consolidated Net Income.

        "Business Day" means a day on which banking institutions in the Borough of Manhattan, New York, New York are not authorized or required by law or regulation to close.

        "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or limited liability company interests including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

        "Consolidated Debt" means the total Debt of Panhandle and its consolidated Subsidiaries, as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Debt of Panhandle and its consolidated Subsidiaries, including, without duplication, (1) interest expense attributable to capital leases; (2) amortization of debt discount; (3) capitalized interest; (4) cash and noncash interest payments; (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; (6) net costs under Interest Rate Protection Agreements (including amortization of discount); and (7) interest expense in respect of obligations of other Persons that constitutes Debt of Panhandle or any of its consolidated Subsidiaries, provided, however, that Consolidated Interest Expense shall exclude any costs otherwise included in interest expense recognized on early retirement of debt.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles. "Intangible assets" does not include any value write-up of tangible assets in connection with acquisition transactions accounted for on a purchase method.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

        "Exchangeable Stock" means any Capital Stock of a corporation or a limited liability company that is exchangeable or convertible into another security (other than Capital Stock of such corporation or limited liability company that is neither Exchangeable Stock nor Redeemable Stock).

        "Fixed Charge Coverage Ratio" means the ratio of Adjusted Consolidated Net Income plus Consolidated Interest Expense to Consolidated Interest Expense, for the four fiscal quarters of Panhandle ending immediately prior to the date of determination.

        "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Hybrid Preferred Securities" means preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds for the issuance of such preferred securities to Panhandle in exchange for subordinated debt issued by the Panhandle; (ii) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and (iii) the Panhandle makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holder of the Hybrid Preferred Securities.

        "Leverage Ratio" means 100% multiplied by the ratio of Consolidated Debt to Total Capital at the end of the most recent fiscal quarter preceding the date of determination.

        "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

        "Loan" means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as receivables on the balance sheet of the Person making such advances), loan or other extension of credit (including by way of guarantee or similar arrangement) to another Person or any purchase of Debt issued by another Person, where such advance, loan, extension of credit or Debt is subordinated in right of payment to the senior creditors of the borrower.

        "Moody's" means Moody's Investors Service, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the applicable series of notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by Panhandle which is acceptable to the trustee.

        "Non-Convertible Capital Stock" means, with respect to any corporation or limited liability company, any non-convertible Capital Stock of such corporation or limited liability company and any Capital Stock of such corporation or limited liability company convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation or limited liability company; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

        "Permitted Liens" means:

  (1)
  Liens upon rights-of-way for pipeline purposes;

  (2)
  any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

  (3)
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  (4)
  Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by Panhandle or any of its Subsidiaries in good faith;

  (5)
  Liens of, or to secure performance of, leases;

  (6)
  any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  (7)
  any Lien upon property or assets acquired or sold by Panhandle or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  (8)
  any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  (9)
  any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by Panhandle or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or

  (10)
  any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

        "Principal Property" means any natural gas pipeline system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of our Board of Directors is not of material importance to the business conducted by Panhandle and its consolidated Subsidiaries taken as a whole.

        "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the 90th day before the stated maturity of any of the outstanding notes of either series or is redeemable at the option of the holder thereof at any time prior to the 90th day before the stated maturity of any of the outstanding notes of either series.

        "Restricted Subsidiary" means any Subsidiary of Panhandle owning or leasing any Principal Property.

        "Sale-Leaseback Transaction" means, with respect to Panhandle or any Restricted Subsidiary, the sale or transfer by Panhandle or such Restricted Subsidiary of any Principal Property to a Person (other than Panhandle or a Subsidiary of Panhandle) and the taking back by Panhandle or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property. With respect to Panhandle, "Sale-Leaseback Transaction" means the sale or transfer by Panhandle of any assets or property to another Person and the taking back by Panhandle of a lease of such assets or property.

        "Standard & Poor's" means Standard & Poor's, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the applicable series of notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by Panhandle which is acceptable to the trustee.

        "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding Voting Stock shall at the time be owned, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any limited liability company, general partnership, joint venture or similar entity, at least a majority of whose outstanding membership, partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.

        "Total Capital" means the sum of (1) Consolidated Debt and (2) Capital Stock, Hybrid Preferred Securities, premium on Capital Stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares or interests of Capital Stock of Panhandle held in treasury, all as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material U.S. federal income tax consequences relating to the ownership and disposition of the notes to a purchaser of the original notes that purchased the original notes at the issue price in the original notes offering and is exchanging original notes for exchange notes. This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, partnerships, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons holding notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. Prospective participants in the exchange offer, including partnerships and their partners, should consult their own tax advisors with regard to the application of federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of notes that is a U.S. person for U.S. federal income tax purposes, other than a partnership. "U.S. person" means (i) any individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation created or organized in or under the laws of the U.S., any State thereof or the District of Columbia, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may elect to continue to be treated as U.S. persons. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign trust or estate.

        For U.S. federal income tax purposes, we are treated as a disregarded entity, with the result that the notes will be treated as the indebtedness of Southern Union.

Tax Consequences to U.S. Holders

  Payments of Interest

        Interest payable on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

  Sale, Exchange or Disposition of the Notes

        Upon the sale, exchange (other than an exchange of original notes for exchange notes, as described in this prospectus) retirement or other taxable disposition of notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the notes and such holder's tax basis in the notes. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates, which will be taxable as ordinary income to the extent not previously included in income. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition the notes have been held for more than one year.

  The Exchange Offer

        An exchange of original notes for exchange notes as described in this prospectus will not be a taxable event. As a result, a U.S. Holder will not recognize gain or loss pursuant to such exchange, the holder's holding period in the exchange notes will include the holding period in the original notes exchanged therefor, and the adjusted tax basis of the exchange notes will equal the adjusted tax basis of the original notes exchanged therefor.

        We believe that the likelihood that additional interest will become payable due to a failure to register the original notes is remote. Accordingly, we intend to take the position that if such additional interest becomes payable, such amounts will be taxable to a U.S. Holder as ordinary income in accordance with such holder's method of accounting for federal income tax purposes. However, the IRS may take a different position, which could affect the timing of a U.S. Holder's recognition of income with respect to such amounts.

Tax Consequences to Non-U.S. Holders

  Payments of Interest

        Subject to the discussion below concerning backup withholding, payments of interest on the notes, including additional interest payable upon a Registration Default, if any, by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income tax or a 30% withholding tax provided that (i) the interest is not effectively connected with the conduct by the holder of a trade or business in the United States, (ii) the holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of stock of Southern Union entitled to vote, (iii) the holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to Southern Union through stock ownership, (iv) the holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, and (v) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, the beneficial owner of a note must certify on IRS Form W-8BEN, under penalties of perjury, that the holder is not a United States person.

  Sale, Exchange or Disposition of the Notes

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of a note unless (i) the holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met or (ii) the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange or other disposition of the notes. In addition, a backup withholding tax will apply if a noncorporate U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is currently 28%. The amount of any backup withholding tax withheld from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability.

        A Non-U.S. Holder of a note may have to comply with certification procedures to establish that the holder is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim the portfolio interest exemption described above will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

PLAN OF DISTRIBUTION

        Based on interpretations by the Commission staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, we believe that the exchange notes to be issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than (1) any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes. If any holder is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or tenders with the intent to participate, for the purpose of participating, or with an arrangement or understanding with any person to participate, in the distribution of the exchange notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds original notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where those original notes were acquired as a result of market-making activities or other trading activities. We will send to any "participating broker-dealer" (as defined below) who has delivered to us proper notification, without charge, additional copies of this prospectus and any amendment or supplement to this prospectus as such participating broker-dealer may reasonably request. We agreed to pay certain expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        By acceptance of the exchange offer, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of:

  •
  any request by the Commission or any state securities authority for amendments and supplements to this prospectus or for additional information,

  •
  the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of which this prospectus is a part or the initiation of any proceedings for that purpose,

  •
  the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading or

  •
  the reasonable determination by us that a post-effective amendment to the registration statement would be appropriate (in each case which notice we agree to deliver promptly to such broker-dealer),

such broker-dealer will suspend use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer or has advised such broker-dealer that it may resume using this prospectus.

        "Participating broker-dealer" shall mean any of Merrill Lynch, JP Morgan, any of the other initial purchasers and any other broker-dealer which makes a market in the original notes and exchanges original notes in the exchange offer for exchange notes.

LEGAL MATTERS

        Legal matters with respect to the validity of the exchange notes will be passed upon for us by Fleischman and Walsh, L.L.P., Washington, D.C. Attorneys of Fleischman and Walsh, L.L.P. beneficially own shares of common stock of Southern Union that, in the aggregate, represent less than 2% of the outstanding shares of common stock of Southern Union.

EXPERTS

        The consolidated financial statements of Panhandle Eastern Pipe Line Company appearing in Panhandle Eastern Pipe Line Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        As a result of the Panhandle acquisition, we dismissed Ernst & Young LLP as our certifying accountant effective July 11, 2003. Ernst & Young's report on our consolidated financial statements for each of the years ended December 31, 2002 and 2001 (incorporated by reference into this prospectus) did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2002 and 2001 and through July 11, 2003, there were no (i) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statements disclosure or audit scope or procedure, which if not resolved to the satisfaction of Ernst & Young would have caused them to make a reference in their report or (ii) "reportable events" as defined in the rules and regulations of the Commission. Effective July 18, 2003, we retained PricewaterhouseCoopers LLP to review our unaudited interim financial statements as of June 30, 2003 and September 30, 2003, and for the periods January 1 through June 11, 2003 and June 12 through September 30, 2003.

WHERE YOU CAN FIND MORE INFORMATION

        Although we are not currently subject to the periodic reporting and other informational requirements of the Exchange Act, we file, and as required under the terms of the indenture will continue to file, annual, quarterly and special reports and other information with the Commission. You may inspect and copy these reports and other information at the public reference facilities of the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

        This prospectus also includes by reference the documents listed below that we previously have filed with the Commission and that are not delivered with this document. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of and included in this prospectus, except for any information that is superseded by subsequent incorporated documents.

Panhandle Eastern Pipe Line Company, LLC (File No. 1-2921)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2002	March 31, 2003
Current Report on Form 8-K	February 21, 2003
Current Report on Form 8-K	January 24, 2003
Current Report on Form 8-K dated March 13, 2003	March 13, 2003
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003	May 14, 2003
Current Report on Form 8-K	April 1, 2003
Current Report on Form 8-K	May 8, 2003
Current Report on Form 8-K	June 27, 2003
Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003	August 12, 2003
Current Report on Form 8-K	July 21, 2003
Current Report on Form 8-K/A	July 22, 2003
Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003	November 14, 2003
Southern Union Company (File No. 1-6407)	Date Filed
Definitive Proxy Statement of Southern Union Company, dated October 3, 2003, relating to the 2003 Annual Meeting of Stockholders (only portions under the following headings: "Board Compensation," "Directors' Deferred Compensation Plan," "Board of Directors' Report on Executive Compensation," and "Executive Officers and Compensation".)	October 8, 2003

        This prospectus also includes by reference any documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and on or before termination of the exchange offer. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This means that we may disclose important information to you in the future through this reference to another document that may be filed separately with the Commission. The information incorporated by reference into this prospectus is considered to be part of and included in this prospectus, except for any information that is superseded by subsequent incorporated documents. Copies of any documents filed and incorporated by reference into this prospectus may be obtained from the Secretary of Panhandle, 5444 Westheimer Road, P.O. Box 4967, Houston, Texas 77210-4967.

        This prospectus is part of a registration statement we have filed with the Commission relating to the exchange notes. As permitted by Commission rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits we file with the Commission. You may refer to the registration statement and the exhibits for more information about us and our exchange notes. The registration statement and exhibits are also available through the Commission's web site.

PROSPECTUS

PANHANDLE EASTERN PIPE LINE COMPANY, LLC

Offer to Exchange Up to $300,000,000 Aggregate Principal Amount of Our
4.80% Senior Notes Due 2008, Series B
for Any and All of the $300,000,000 Aggregate Principal Amount of Our Outstanding
4.80% Senior Notes Due 2008, Series A

and

Offer to Exchange Up to $250,000,000 Aggregate Principal Amount of Our
6.05% Senior Notes Due 2013, Series B
for Any and All of the $250,000,000 Aggregate Principal Amount of Our Outstanding
6.05% Senior Notes Due 2013, Series A

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Indemnification:    Section 18-108 of the Delaware Limited Liability Company Act (the "LLC Act") provides that a limited liability company may indemnify and hold harmless any member or manager or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the limited liability company agreement. Accordingly, Section 4.3 of the Limited Liability Company Agreement of Panhandle Eastern Pipe Line Company, LLC, dated as of June 16, 2003 (the "LLC Agreement"), provides that to the fullest permitted by applicable law, a Covered Person shall be entitled to indemnification for the Company for any loss, damage or claim incurred by a Covered Person by reason of any act or omission performed or omitted by a Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on a Covered Person by the LLC Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by a Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions provided, however, that any indemnity under Section 4.3 of the LLC Agreement shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. The Company may purchase and maintain insurance covering the potential liabilities of the Covered Persons. For purposes of the LLC Agreement and as used herein, "Covered Person" means Southern Union Panhandle LLC, any affiliate of Southern Union Panhandle LLC, and any officer, director, shareholder, partner, member, employee or agent of Southern Union Panhandle LLC, any managers designated by Southern Union Panhandle LLC, and any officer, employee or expressly authorized agent of the Company or its affiliates.

ITEM 21. EXHIBITS

        See Index to Exhibits.

ITEM 22. UNDERTAKINGS.

        (a)   The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, State of Pennsylvania, on December 15, 2003.

PANHANDLE EASTERN PIPE LINE COMPANY, LLC
By:	/s/ DAVID J. KVAPIL David J. Kvapil, Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated on December 15, 2003.

Signature/Name		Title
GEORGE L. LINDEMANN*		Manager
JOHN E. BRENNAN*		Manager
THOMAS F. KARAM*		Manager and Chief Executive Officer
GARY W. LEFELAR*		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID J. KVAPIL David J. Kvapil, Attorney-in-fact
/s/ DAVID J. KVAPIL David J. Kvapil, Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number		Description
3	(a)	Certificate of Formation of Panhandle Eastern Pipe Line Company, LLC (Filed as Exhibit 3(a) to our Form 10-Q for the quarter ended June 30, 2003).
3	(b)	Certificate of Conversion from a Corporation to a Limited Liability Company (Filed as Exhibit 3(b) to our Form 10-Q for the quarter ended June 30, 2003).
3	(c)	Certificate of Amendment to Certificate of Formation (Filed as Exhibit 3(c) to our Form 10-Q for the quarter ended June 30, 2003).
3	(d)	Limited Liability Company Agreement of Panhandle Eastern Pipe Line LLC, dated as of June 16, 2003, by Southern Union Panhandle LLC (Filed herewith).
4	(a)
Indenture dated as of March 29, 1999, among CMS Panhandle Holding Company, Panhandle Eastern Pipe Line Company and NBD Bank, as Trustee (Filed as Exhibit 4(a) to our Form 10-Q for the quarter ended March 31, 1999).
4	(b)
1st Supplemental Indenture dated as of March 29, 1999, among CMS Panhandle Holding Company, Panhandle Eastern Pipe Line Company and NBD Bank, as Trustee, including a form of Guarantee by Panhandle Eastern Pipe Line Company of the obligations of CMS Panhandle Holding Company (Filed as Exhibit 4(b) to our Form 10-Q for the quarter ended March 31, 1999).
4	(c)
2nd Supplemental Indenture dated as of March 27, 2000, between Panhandle, as Issuer and J.P. Morgan Trust Company, N.A. (formerly known as Bank One Trust Company, National Association), as Trustee (Filed as Exhibit 4(e) to our Form S-4 filed on June 22, 2000).
4	(d)
3rd Supplemental Indenture dated as of August 18, 2003, between Panhandle, as Issuer and J.P. Morgan Trust Company, N.A. (formerly known as Bank One Trust Company, National Association), as Trustee (Filed as Exhibit 4(e) to our Form 10-Q for the quarter ended September 30, 2003).
4	(e)
Indenture dated as of February 1, 1993, between Panhandle and Morgan Guaranty Trust Company effective January 1, 1982, as amended December 3, 1999 (Filed as Exhibit 4 to our Form S-3 filed February 19, 1993).
4	(f)	Form of 4.80% Senior Note Due 2008 (Filed herewith).
4	(g)	Form of 6.05% Senior Note Due 2013 (Filed herewith).
4	(h)	Registration Rights Agreement, dated as of August 18, 2003, among the Company and the initial purchasers named therein (Filed herewith).
5		Opinion of Fleischman and Walsh, L.L.P. (Filed herewith).
10	(a)
Supplemental Executive Retirement Plan for Employees of CMS Energy/Consumers Energy Company effective January 1, 1982, as amended December 9, 1999 (Filed as Exhibit 10(h) to our Form 10-K for the year ended December 31, 1999).
10	(b)
Contract for Firm Transportation of Natural Gas between Consumers Power Company and Trunkline Gas Company, dated September 1, 1993 (Filed as Exhibit 10.03 to our Form 10-K for the year ended December 31, 1993).
12		Computation of Consolidated Ratio of Earnings to Fixed Charges (Filed herewith).
23	(a)	Consent of Fleischman and Walsh, L.L.P. (Included in Exhibit 5).

23	(b)	Consent of Ernst & Young LLP (Filed herewith).
24		Power of Attorney (Filed herewith).
25		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, N.A. (formerly known as Bank One Trust Company, National Association) (Filed herewith).
99	(a)	Letter of Transmittal (Filed herewith).
99	(b)	Notice of Guaranteed Delivery (Filed herewith).
99	(c)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Filed herewith).
99	(d)	Form of Letter from Registered Holders to Clients (Filed herewith).
99	(e)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Filed herewith).